UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Regal Beloit Corporation
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REGAL BELOIT CORPORATION

200 State Street
Beloit, Wisconsin 53511

Notice of 2017 Annual Meeting of Shareholders
To Be Held May 1, 2017

To the Shareholders of Regal Beloit Corporation:

You are hereby notified that the 2017 Annual Meeting of Shareholders of Regal Beloit Corporation will be held at the James L. Packard Learning Center located at our corporate headquarters, 200 State Street, Beloit, Wisconsin 53511, on Monday, May 1, 2017 at 9:00 a.m., Central Daylight Time, for the following purposes:

1.                                      To elect six directors for terms expiring at the 2018 Annual Meeting of Shareholders.

2.                                      To consider a shareholder advisory vote on the compensation of our named executive officers as disclosed in the accompanying proxy statement.

3.                                      To consider a shareholder advisory vote on the frequency of the advisory vote on the compensation of our named executive officers.

4.                                      To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 30, 2017.

5.                                      To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 8, 2017 as the record date for the determination of the shareholders entitled to notice of and to vote at the annual meeting.

We are furnishing our proxy materials to our shareholders over the Internet.  This process expedites the delivery of proxy materials, maintains convenient access to the proxy materials by our shareholders and provides clear instructions for receiving proxy materials and voting your shares.  It is also friendly to the environment.

On March 22, 2017, we mailed to our shareholders the Notice of Internet Availability of Proxy Materials.  That Notice contains instructions on how to access our 2017 Proxy Statement and 2016 Annual Report and how to vote online.  In addition, the Notice of Internet Availability of Proxy Materials contains instructions on how our shareholders can (i) receive a paper copy of the Proxy Statement and Annual Report, if they received only a Notice of Internet Availability of Proxy Materials this year, or (ii) elect to receive their Proxy Statement and Annual Report only over the Internet, if they received them by mail this year.

We hope that you will be able to attend the meeting in person, but if you are unable to do so, it is important that your shares are represented at the Annual Meeting. You may vote your shares over the Internet at the website identified in the Notice of Internet Availability of Proxy Materials or via the toll-free telephone number identified in that Notice. If you received a paper copy of the proxy card by mail, then you may sign and date the proxy card and return it by mail in the envelope provided. The Notice of Internet Availability of Proxy Materials contains instructions for use of all three methods of voting.  If, for any reason, you should subsequently change your plans, you may, of course, revoke your proxy at any time before it is actually voted.

By Order of the Board of Directors
REGAL BELOIT CORPORATION

Thomas E. Valentyn
Vice President, General Counsel and Secretary

Beloit, Wisconsin
March 22, 2017

PROXY STATEMENT

This Proxy Statement relates to the solicitation by Regal Beloit Corporation (“we” or the “Company”), on behalf of its Board of Directors (the “Board”), of your proxy to vote your shares of the Company’s common stock at the 2017 annual meeting of shareholders and all adjournments or postponements thereof (the “Annual Meeting”).  We mailed our Notice of Internet Availability of Proxy Materials and we are making available this proxy statement on March 22, 2017.  We solicit proxies to give all shareholders of record an opportunity to vote on matters that will be presented at the Annual Meeting.  In this proxy statement, you will find information on these matters, which is provided to assist you in voting your shares.

COMMONLY ASKED QUESTIONS AND ANSWERS
ABOUT THE ANNUAL MEETING

Q:                                   What am I being asked to vote on?

A:                                   •                  The election of directors;

•                  An advisory vote on the compensation of our named executive officers as disclosed in this proxy statement;

•                  An advisory vote on the frequency of the advisory vote on the compensation of our named executive officers; and

•                  Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 30, 2017.

Q:                                   Who can vote?

A:                                   Holders of our common stock as of the close of business on the record date, March 8, 2017, may vote at the Annual Meeting, either in person or by proxy.  Each share of common stock is entitled to one vote.

Q:                                   How do I vote?

A:                                   On March 22, 2017, we mailed our Notice of Internet Availability of Proxy Materials, which includes instructions for accessing this proxy statement and our 2016 Annual Report, as well as instructions for our shareholders to vote over the Internet, via a toll-free telephone number or by mail by signing, dating and returning a paper proxy card.  You can vote in the following ways:

By Proxy—Before the Annual Meeting, you can give a proxy to vote your shares of common stock in one of the following ways:

•                  by telephone;

•                  by using the Internet; or

•                  by completing and signing a proxy card and mailing it in time to be received prior to the Annual Meeting if you request to receive a paper copy of a proxy card.

The telephone and Internet voting procedures are designed to confirm your identity, to allow you to give your voting instructions and to verify that your instructions have been properly recorded. If you wish to vote by telephone or Internet, please follow the instructions that are printed on the Notice of Internet Availability of Proxy Materials.

If you mail your properly completed and signed proxy card to us, or vote by telephone or the Internet, then your shares of common stock will be voted according to the choices that you specify. If you sign and mail your proxy card to us without making any choices, your proxy will be voted:

•                  FOR the election of all persons nominated by the Board for election as directors;

•                  FOR the approval of the compensation of our named executive officers;

•                  To hold a shareholder advisory vote on the frequency of the advisory vote on the compensation of our named executive officers every year; and

•                  FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 30, 2017.

Other than the election of directors, approval of the compensation of our named executive officers, recommending the frequency with which advisory votes on the compensation of our named executive officers are held and the ratification of the selection of our independent registered public accounting firm, we are not currently aware of any other matters that will be brought before the Annual Meeting.  However, by giving your proxy, you appoint the persons named as proxies as your representatives at the Annual Meeting.  If a matter comes up for a vote at the Annual Meeting that is not included in the proxy materials, then the proxy holders will vote your shares in accordance with their best judgment.

In Person—You may come to the Annual Meeting and cast your vote there.  If your shares are held in the name of your broker, bank or other nominee and you wish to vote at the Annual Meeting, then your broker, bank or other nominee will provide you with instructions for voting your shares.

Q:                                   May I change or revoke my vote?

A:                                   You may change your vote or revoke your proxy at any time prior to your shares being voted by:

•                  notifying our Secretary in writing that you are revoking your proxy;

•                  giving another signed proxy that is dated after the date of the proxy that you wish to revoke;

•                  using the telephone or Internet voting procedures; or

•                  attending the Annual Meeting and voting in person (attendance at the Annual Meeting alone will not revoke your proxy).

Q:                                   Will my shares be voted if I do not provide my proxy?

A:                                   It depends on whether you hold your shares in your own name or in the name of a brokerage firm.  If you hold your shares directly in your name, then they will not be voted unless you provide a proxy or vote in person at the Annual Meeting.  Brokerage firms or other nominees generally have the authority to vote customers’ uninstructed shares on certain

“routine” matters.  If your shares are held in the name of a brokerage firm, the brokerage firm has the discretionary authority to vote your shares in connection with the ratification of our independent registered public accounting firm if you do not timely provide your proxy because this matter is considered “routine” under the New York Stock Exchange (“NYSE”) listing standards.

However, if you have not provided directions to your broker, your broker will not be able to vote your shares with respect to the election of directors, the approval of the compensation of our named executive officers or the recommendation of the frequency with which advisory votes on the compensation of our named executive officers are held.  We strongly encourage you to submit your proxy card and exercise your right to vote as a shareholder.

Q:                                   What constitutes a quorum?

A:                                   As of the record date, March 8, 2017, 44,808,087 shares of our common stock were issued and outstanding and entitled to vote at the Annual Meeting.  To conduct the Annual Meeting, a majority of the shares entitled to vote must be present in person or by proxy. This is referred to as a “quorum.” If you submit a properly executed proxy card or vote by telephone or the Internet, then you will be considered present at the Annual Meeting for purposes of determining the presence of a quorum.  Abstentions and broker “non-votes” will be counted as present and entitled to vote for purposes of determining the presence of a quorum.  A broker “non-vote” occurs when a broker or other nominee who holds shares for another person has not received voting instructions from the owner of the shares and, under NYSE rules, does not have discretionary authority to vote on a proposal.

Q:                                   What vote is needed for these proposals to be adopted?

A:                                   Proposal 1—The affirmative vote of the holders of a majority of the shares of our common stock represented in person or by proxy at the Annual Meeting is required to elect each director (assuming a quorum is present).  Abstentions and broker “non-votes” will have the effect of votes against the election of director nominees.

Proposal 2—The affirmative vote of the holders of a majority of the shares of our common stock represented in person or by proxy at the Annual Meeting is required to approve the compensation of our named executive officers (assuming a quorum is present).  Because this vote is advisory, the results of the vote are not binding on our Board of Directors or our Compensation and Human Resources Committee.  However, if there is a significant vote against the compensation of our named executive officers, then our Board of Directors and our Compensation and Human Resources Committee will carefully evaluate whether any actions are necessary to address those concerns.  Abstentions and broker non-votes will have the effect of votes against this proposal.

Proposal 3—The frequency of the advisory vote on the compensation of our named executive officers receiving the greatest number of votes cast in favor of such frequency, whether every year, every two years or every three years, will be the frequency of the advisory vote on executive compensation that shareholders are deemed to have approved.  Because this is an advisory vote, the results of the vote are not binding on our Board of Directors or our Compensation and Human Resources Committee.  Our Board of Directors and our Compensation and Human Resources Committee intend to consider the results of this advisory vote in making a determination concerning the frequency of advisory shareholder votes on the compensation of our named executive officers.  Abstentions and broker non-votes will have no effect on this proposal.

Proposal 4—The affirmative vote of the holders of a majority of the shares of our common stock represented and voted at the Annual Meeting (assuming a quorum is present) is required to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 30, 2017.  Abstentions will have the effect of votes against this proposal.

Q:                                   Who conducts the proxy solicitation and how much will it cost?

A:                                   We are requesting your proxy for the Annual Meeting and will pay all costs of soliciting shareholder proxies.  In addition to soliciting proxies by mail and through the Internet, we may request proxies personally and by telephone, fax or other means.  We can use our directors, officers and regular employees to request proxies.  These people do not receive additional compensation for these services. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket and clerical expenses for forwarding solicitation materials to beneficial owners of our common stock.

Q:                                   Are the Company’s proxy materials available on the Internet?

A:                                   Yes.  The Company’s proxy statement for the 2017 Annual Meeting of Shareholders and 2016 Annual Report to Shareholders are available at www.proxyvote.com.

PROPOSAL 1:  ELECTION OF DIRECTORS

The Board is currently comprised of ten directors, divided into two classes of three members each and one class of four members, with the terms of one class of directors expiring each year.  The Board has nominated Christopher L. Doerr, Thomas J. Fischer, Mark J. Gliebe, Rakesh Sachdev, Curtis W. Stoelting and Jane L. Warner, each of whom is currently serving as a director, for election at the Annual Meeting to serve until the 2018 annual meeting of shareholders and until their successors are duly elected and qualified. All of our other directors are expected to serve on the Board until their respective terms expire as indicated below.

At our 2015 Annual Meeting of Shareholders, our shareholders approved an amendment and restatement of our Articles of Incorporation that resulted in our Board’s classified nature being phased-out over the next three years.  We began the phase-out of our Board’s classified nature at the 2016 Annual Meeting of Shareholders.  Directors elected at the 2016 Annual Meeting of Shareholders and those to be elected at the Annual Meeting serve terms of one year expiring at the next annual meeting following the year of their election.  Directors elected prior to the 2016 Annual Meeting of Shareholders will hold office for the remainder of their three-year terms for which they were elected and until their successors have been duly elected and qualified.  Therefore, beginning at the 2018 Annual Meeting of Shareholders and each annual meeting thereafter, all directors will be elected to hold office for a term expiring at the next annual meeting and until their successors have been elected and qualified.

Unless shareholders otherwise specify, the shares represented by the proxies received will be voted in favor of the Board’s nominees for election as directors.  The Board has no reason to believe that any of the listed nominees will be unable or unwilling to serve as a director if elected.  However, in the event that any nominee should be unable or unwilling to serve, the shares represented by proxies received will be voted for another nominee selected by the Board.

Our Corporate Governance and Director Affairs Committee periodically reviews and recommends to the Board the qualities, skills and attributes desired in our directors to reflect the unique challenges facing, and business strategies of, our company.  The Corporate Governance and Director Affairs Committee reviews the qualities, skills and attributes of proposed nominees when it makes director nominee recommendations to the Board and compares them against the desired qualities, skills and attributes.  The Board reviews this information when considering proposed nominees.  Some of the challenges and strategies we face in our business, and the corresponding desired qualities, skills and attributes, are described in the following table.

Challenges/Strategies	Desired Qualities, Skills, Attributes

We are a global company with operations and customers around the world

•                  Diversity of gender, race, nationality, cultural and/or professional experience

•                  Experience in global markets

•                  Experience as a current or former chief executive or chief operating officer, or significant operations experience

Challenges/Strategies	Desired Qualities, Skills, Attributes

We have grown substantially through acquisition and future acquisitions are one component of our capital deployment strategy	• Business development/M&A experience • Knowledge of investment banking and/or capital markets

Our presence and sales in multiple global jurisdictions and across several business platforms results in a wide variety of transactions in many different currencies	• Experience as a current or former chief financial officer • Expertise in matters of public accounting

We believe that good corporate governance will improve our operating performance and aligns with the interests of our shareholders	• Public company board experience • Knowledgeable in corporate governance

Our industry has numerous unique challenges associated with manufacturing our products as well as conducting our business	• Knowledge and experience in our industry • Current or past experience with manufacturing

The following sets forth certain information, as of March 8, 2017, about each of the Board’s nominees for election at the Annual Meeting and each director whose term will continue after the Annual Meeting.  Except as otherwise noted, each nominee has engaged in the principal occupation or employment and has held the offices shown for more than the past five years.

Nominees for Election at the Annual Meeting:

Name	Age	Director Since	Principal Occupation; Office, if any, Held in the Company; Other Directorships

Christopher L. Doerr	67	2003

CEO of Passage Partners, LLC (a private investment company) (Co-CEO 2001-2016); former Co-CEO of Sterling Aviation Holdings, Inc. (aircraft management and charter company), 2004-2014; Former Executive Chairman and Chief Executive Officer of Karl’s Rental, Inc. (global manufacturer and supplier of portable event structures and related equipment), 2009-2011; former President and Co-CEO, Leeson Electric Corporation, 1986-2001. Mr. Doerr is currently a director of Roadrunner Transportation Systems, Inc., and has served as a director of several privately-held and publicly-traded companies and as a chief executive officer of a number of privately-held companies. Among the qualities, skills and attributes desired by our Board, Mr. Doerr has

•                       Experience in manufacturing;

•                       Global experience;

•                       CEO experience;

•                       Extensive M&A experience;

•                       Public company board experience; and

•                       Experience in our industry.

Thomas J. Fischer	69	2004

Corporate financial, accounting and governance consultant since 2002; retired Deputy Managing Partner for the Great Plains Region and Milwaukee office managing partner, Arthur Andersen LLP; director, Badger Meter Inc. and WEC Energy Group. Among the qualities, skills and attributes desired by our Board, Mr. Fischer has

•                       Extensive M&A experience;

•                       Public company board experience;

•                       Experience in our industry;

•                       Corporate governance knowledge; and

•                       Expertise in matters of public accounting.

Name	Age	Director Since	Principal Occupation; Office, if any, Held in the Company; Other Directorships

Mark J. Gliebe	56	2007

Chairman of the Board and Chief Executive Officer of the Company; was appointed Chairman of the Board in January 2012; elected Chief Executive Officer in May 2011; served as President and Chief Operating Officer of the Company from December 2006 to May 2011; Vice President and President-Electric Motors Group of the Company from January 2005 to December 2005; prior thereto employed by General Electric Company (a diversified industrial and commercial manufacturing corporation) as the General Manager of GE Motors & Controls in the GE Consumer & Industrial business unit from 2000-2004. Mr. Gliebe is currently a director of Joy Global Inc. Among the qualities, skills and attributes desired by our Board, Mr. Gliebe has

•                       Experience in our industry;

•                       Global experience;

•                       CEO experience;

•                       Extensive M&A experience;

•                       Investment banking and capital markets expertise; and

•                       Public company board experience.

Rakesh Sachdev	60	2007

Chief Executive Officer and Director of Platform Specialty Products Corporation (a global, diversified producer of high-technology specialty chemicals and a provider of technical services) since January 2016. Former President and Chief Executive Officer of Sigma-Aldrich Corporation (a life science and technology company that develops and sells biochemical and organic chemical products and kits), 2010-2015; prior thereto served as Vice President and Chief Financial Officer of Sigma-Aldrich Corporation since 2008; prior thereto worked in various positions with ArvinMeritor, Inc. since 1999, including Senior Vice President and President of Asia Pacific 2007-2008, Senior Vice President-Strategy and Corporate Development 2005-2007 and Vice President and Corporate Controller/Interim CFO 2003-2005; director, Edgewell Personal Care Products Corp (EPC) since 2015. Among the qualities, skills and attributes desired by our Board, Mr. Sachdev has

•                       Global experience;

•                       CEO experience;

•                       Extensive M&A experience;

•                       Investment banking and capital markets expertise;

•                       Public company board experience;

•                       Corporate governance knowledge;

•                       Expertise in matters of public accounting;

•                       CFO experience; and

•                       Gender, ethnic or racial diversity.

Name	Age	Director Since	Principal Occupation; Office, if any, Held in the Company; Other Directorships

Curtis W. Stoelting	57	2006

President and Chief Operating Officer of Roadrunner Transportation Systems, Inc. (a transportation and logistics service provider) since January 2016. Former Chief Executive Officer of TOMY International (formerly RC2 Corporation, a designer, producer and marketer of high-quality toys, collectibles and infant and toddler products), from January 2003 to March 2013; prior thereto served as Chief Operating Officer of RC2 Corporation from 2000-2003 and Executive Vice President from 1998-2003; director, TOMY Company, Ltd. Mr. Stoelting is currently a director of Roadrunner Transportation Systems, Inc. Among the qualities, skills and attributes desired by our Board, Mr. Stoelting has

•                       Global experience;

•                       CEO experience;

•                       Extensive M&A experience;

•                       Investment banking and capital markets expertise;

•                       Public company board experience;

•                       Corporate governance knowledge; and

•                       Expertise in matters of public accounting.

Jane L. Warner	70	2013

Retired Executive Vice President, Decorative Surfaces and Finishing, of Illinois Tool Works Inc. (a manufacturer of engineered fasteners and components, equipment and consumable systems, and specialty products); employed by Illinois Tool Works Inc. from 2005 to 2013. Prior thereto, she served as President of Plexus Systems LLC from 2004 to 2005. (One of our directors, Dean A. Foate, is the retired President and Chief Executive Officer of Plexus Corporation. Plexus Systems LLC is not affiliated with Plexus Corporation.) She also served in various capacities with Electronic Data Systems Corporation from 2000 to 2004, including serving as President, Global Manufacturing Industry Group, from 2002 to 2004. Ms. Warner also served as Executive Vice President for first tier supplier Textron Automotive from 1994 to 1999. Prior thereto, she held executive positions in manufacturing, engineering and human resources over a 20-year span at General Motors Corporation. Ms. Warner is a director of Brunswick Corporation and Tenneco Inc. Among the qualities, skills and attributes desired by our Board, Ms. Warner has

•                       Global experience;

•                       Experience in manufacturing;

•                       Public company board experience;

•                       Corporate governance knowledge; and

•                       Gender, ethnic or racial diversity.

THE BOARD RECOMMENDS THE FOREGOING NOMINEES FOR ELECTION AS DIRECTORS AND URGES EACH SHAREHOLDER TO VOTE “FOR” ALL NOMINEES.

Directors Continuing in Office:

Terms Expiring at the 2018 Annual Meeting of Shareholders

Name	Age	Director Since	Principal Occupation; Office, if any, Held in the Company; Other Directorships

Stephen M. Burt	52	2010

Managing Director of Duff & Phelps (a provider of independent financial advisory and investment banking services) and President of Duff & Phelps Securities, LLC (a provider of merger and acquisition advisory services) since 1994. Mr. Burt is an NACD Governance Fellow. Among the qualities, skills and attributes desired by our Board, Mr. Burt has

•                       Extensive M&A experience;

•                       Investment banking and capital markets expertise;

•                       Corporate governance knowledge;

•                       Global experience; and

•                       Experience in our industry.

Henry W. Knueppel	68	1987

Non-Executive Chairman of Harsco Corporation (a diversified, multinational provider of industrial services and engineered products), 2012-2014; Interim Chairman and Chief Executive Officer of Harsco Corporation from February 2012 to September 2012; Former Chairman of the Board and Chief Executive Officer of the Company from April 2006 to May 2011; elected Chief Executive Officer April 2005; President and Chief Operating Officer from 2002-2005; Executive Vice President from 1987-2002; director, Harsco Corporation, Snap-on Incorporated, and WEC Energy Group, Inc. Among the qualities, skills and attributes desired by our Board, Mr. Knueppel has

•                       Experience in our industry;

•                       Global experience;

•                       CEO experience;

•                       Extensive M&A experience;

•                       Investment banking and capital markets expertise;

•                       Public company board experience; and

•                       Corporate governance knowledge.

Name	Age	Director Since	Principal Occupation; Office, if any, Held in the Company; Other Directorships

Dean A. Foate	58	2005

Director and Executive Chairman of the Board of Plexus Corporation (an electronics manufacturing services company) since 2013; President and Chief Executive Officer of Plexus Corporation 2002-2016; Chief Operating Officer of Plexus Corporation from 2001-2002. Among the qualities, skills and attributes desired by our Board, Mr. Foate has

•                       Experience in manufacturing;

•                       Global experience;

•                       CEO experience;

•                       Extensive M&A experience;

•                       Investment banking and capital markets expertise;

•                       Public company board experience; and

•                       Corporate governance knowledge.

Anesa Chaibi	50	2014

Chief Executive Officer and Director of Optimas OE Solutions, LLC (a global provider of integrated supply chain solutions and engineering support) since March 2016. Prior thereto, served as President and Chief Executive Officer of HD Supply Facilities Maintenance, a division of HD Supply Holdings, Inc. (an industrial supplier), 2005-2015. General Manager of Global Quality and Commercial Operations for GE Water & Process Technologies.  From 1989 to 2004, Ms. Chaibi held a variety of roles of increasing responsibility in manufacturing, operations, production, marketing, corporate initiatives, global sourcing, Six Sigma Quality, and as a Business Leader within GE Silicones, Plastics, Power Systems, Industrial Systems, Water & Process Technologies and Infrastructure. Among the qualities, skills and attributes desired by our Board, Ms. Chaibi has

•                       Experience in manufacturing;

•                       Global experience;

•                       Significant operational experience; and

•                       Gender, ethnic or racial diversity.

BOARD OF DIRECTORS

Corporate Governance and Independent Directors

The Board has in effect Corporate Governance Guidelines that, in conjunction with the Board committee charters, establish processes and procedures to help ensure effective and responsive governance by the Board.  The Corporate Governance Guidelines are available, free of charge, on our website at www.regalbeloit.com.  We are not including the information contained on or available through our website as a part of, or incorporating such information by reference into, this Proxy Statement.

The Corporate Governance Guidelines provide that a majority of the members of the Board must be independent directors under the listing standards of the NYSE.  The Board has also adopted certain categorical standards of director independence to assist it in making determinations of director independence and which are contained in the Corporate Governance Guidelines.  The categorical standards of director independence adopted by the Board are available on our website at www.regalbeloit.com.

Based on these standards, the Board has affirmatively determined by resolution that Messrs. Burt, Doerr, Fischer, Foate, Sachdev and Stoelting and Ms. Warner and Ms. Chaibi have no material relationship with the Company, and, therefore, each is independent in accordance with the NYSE listing standards and with the categorical standards of director independence adopted by the Board.  The Board will regularly review the continuing independence of the directors.

Code of Business Conduct and Ethics

The Board has adopted the Regal Beloit Corporation Code of Business Conduct and Ethics, which applies to our directors, officers and employees. The Code is available, free of charge, on our website at www.regalbeloit.com.

Board Leadership Structure

Our Board does not have a policy on whether or not the roles of CEO and Chairman should be separate.  Our Board reserves the right to vest the responsibilities of the CEO and Chairman in different individuals or in the same individual if in the Board’s judgment a combined CEO and Chairman position is in the best interest of our company.  In the circumstance where the responsibilities of the CEO and Chairman are vested in the same individual, or where the Chairman is not considered independent, the Board will designate a Presiding Director from among the independent directors to preside at non-employee director executive sessions.

Our Board believes that Mr. Gliebe, as Chairman of the Board, best serves the needs of the Board and our shareholders.  Our Board made this determination in part because it believes that Mr. Gliebe’s extensive experience and qualifications within our industries and in-depth knowledge of our markets and customer base allows him to provide strong leadership and act as a unified spokesperson on behalf of the Company.  Our Board also believes that having Mr. Gliebe serve as both our Chief Executive Officer and our Chairman of the Board will allow him to leverage the information gained from both roles to lead the Company most effectively.

Presiding Director

To supplement the combined Chairman and CEO position, our Board created a Presiding Director role.  The position of the Presiding Director rotates periodically among the non-employee directors as determined by the Board upon the recommendation of the Corporate Governance and Director Affairs Committee.  Mr. Sachdev currently serves as the Presiding Director.  The Presiding Director is an independent and empowered director who is appointed by the independent directors and who works closely with the Chairman.

In addition to serving as the principal liaison between the independent directors and the Chairman in matters relating to the Board as a whole, the primary responsibilities of the Presiding Director are as follows:

•                  Preside at all meetings of the Board at which the Chairman is not present, including any executive sessions of the independent directors, and establish agendas for such executive sessions in consultation with the other directors and the Chairman;

•                  Review and approve proposed Board meeting agendas;

•                  Review and approve Board meeting schedules to help assure that there is sufficient time for discussion of all agenda items;

•                  Have the authority to call meetings of the independent directors as appropriate;

•                  Participate, with the Chair of the Compensation and Human Resources Committee, in communicating to the CEO the results of the Board’s annual review of the CEO’s performance; and

•                  Be available, as deemed appropriate by the Board, for consultation and direct communication with shareholders.

Oversight of Risk Management

Our full Board is responsible for the oversight of our company’s operational and strategic risk management process. The Board believes that oversight of risk management belongs at the full Board level rather than with any one particular committee primarily because of the importance of understanding and mitigating risk to the overall success of the Company.  In furtherance of the Board’s risk management oversight goals, the Board oversees the work of a Risk and Compliance Committee comprised of senior management and key managers of certain of our company’s business units and functions around the world.  The Risk and Compliance Committee is charged with, among other things, identifying, assessing and developing a mitigation strategy for significant risks that could impact our ability to meet our objectives and execute our strategies.

The Risk and Compliance Committee identifies and clarifies significant risks that may impact our company and assesses those risks, resulting in the establishment of a plan response/mitigation strategy for significant risks.  The Risk and Compliance Committee delivers a summary of its activities and findings directly to our CEO, the Audit Committee, and our full Board.  The summary is also used by our management team as part of our disclosure controls and procedures to ensure that information regarding risks applicable to our company are appropriately disclosed in our public filings.

While our Board has determined to maintain responsibility for oversight of risk management, it relies on our Audit Committee to address significant financial risk exposures facing our company and the steps management has taken to monitor, control and report such exposures, with appropriate reporting of these risks to be made to the full Board.  Our Board also relies on our Compensation and Human Resources Committee to address significant risk exposures facing our company with respect to compensation programs and incentives, also with appropriate reporting of these risks to be made to the full Board.  Our Board’s role in our company’s risk oversight has not affected our leadership structure.

Executive Sessions

The Board will have at least four regularly scheduled meetings per year at which the non-employee directors will meet in executive session without members of our management being present, and at least one regularly scheduled meeting per year at which the independent directors will meet in executive session without members of management or other directors present.  The non-employee directors may also meet without management present at such other times as they determine appropriate.  Members of the Company’s senior executive management who are not members of the Board will participate in Board meetings to present information, make recommendations, and be available for direct interaction with members of the Board.

Communications with the Board

Shareholders and other interested parties may communicate with the full Board, the Chairman of the Board, non-management directors as a group or individual directors, including the Presiding Director, by delivering a written communication to Regal Beloit Corporation, Attention: Board of Directors, 200 State Street, Beloit, Wisconsin 53511, or by sending an e-mail communication to board.inquiry@regalbeloit.com.  The communications should be addressed to the specific director or directors whom the shareholder or interested party wishes to contact and should specify the subject matter of the communication. The Company’s Secretary will deliver appropriate communication directly to the director or directors to whom it is addressed.  The Secretary will generally not forward to the director or directors communication that he determines to be primarily commercial in nature or concerns our day-to-day business activities, or that requests general information about the Company.

Concerns about accounting or auditing matters or possible violations of the Regal Beloit Corporation Code of Business Conduct and Ethics should be reported pursuant to the procedures outlined in the Code of Business Conduct and Ethics, which is available on our website at www.regalbeloit.com.

Committees

We have standing Audit, Compensation and Human Resources, and Corporate Governance and Director Affairs Committees of the Board.  Each committee is appointed by and reports to the Board.  The Board has adopted, and may amend from time to time, a written charter for each of the Audit, Compensation and Human Resources, and Corporate Governance and Director Affairs Committees.  We make copies of each of these charters available free of charge on our website at www.regalbeloit.com.

Audit Committee.  The Audit Committee consists of Messrs. Fischer (Chairperson), Burt and Foate.  Each of the members of the committee is independent as defined by the NYSE listing standards and the rules of the Securities and Exchange Commission (the “SEC”).  The Board has determined that each of Messrs. Fischer and Burt qualifies as an “audit committee financial expert” as defined in SEC rules and meets the expertise requirements for audit committee members under the NYSE listing standards.  The principal functions performed by the Audit Committee, which met five times in 2016, are to assist the Board in monitoring the overall quality of the Company’s financial statements and financial reporting, our independent registered public accounting firm’s qualifications and independence, our accounting controls and policies, the performance of our internal audit function and independent registered public accounting firm, and our compliance with legal and regulatory requirements. The Audit Committee has the sole authority to appoint, retain, compensate and terminate our independent registered public accounting firm and to approve the compensation paid to our independent registered public accounting firm.  The Audit Committee has presented to shareholders for ratification at the Annual Meeting its selection of our independent registered public accounting firm for 2017.  See “Proposal 4: Ratification of Deloitte & Touche LLP as Our Independent Registered Public Accounting Firm for 2017.”

Compensation and Human Resources Committee.  The Compensation and Human Resources Committee consists of Messrs. Stoelting (Chairperson), Doerr and Sachdev.  Each of the members of the Compensation and Human Resources Committee is independent as defined by the NYSE listing standards.  The principal functions of the Compensation and Human Resources Committee, which met five times in 2016, are to help develop our overall compensation philosophy; administer our incentive compensation plans (including our equity incentive plans); determine and approve the compensation of the Chief Executive Officer and the other principal corporate officers; review and monitor succession and leadership development planning; and review, formulate, recommend and administer short- and long-range compensation programs for the principal corporate officers and key employees.  A more complete description of our Compensation and Human Resources Committee’s practices can be found in the Compensation Discussion and Analysis section of this Proxy Statement.  The Compensation and Human Resources Committee from time to time uses independent compensation consultants to assist the Committee in the performance of its responsibilities.  As part of its evaluation of potential compensation consultants, the Committee considers all factors relevant to the consultant’s independence from management and potential conflicts of interest in accordance with applicable SEC rules and NYSE listing standards.  After selecting an independent compensation consultant, the Committee periodically meets with that consultant throughout the year at such times as the Committee deems appropriate, and receives reports and advice from the consultant on matters of executive compensation.  In 2016, the Committee selected Willis Towers Watson PLC (“Willis Towers Watson”) to serve as its independent compensation consultant.  Willis Towers Watson does not perform any other services for us or our named executive officers other than the services provided at the direction of the Committee.

Corporate Governance and Director Affairs Committee.  The Corporate Governance and Director Affairs Committee consists of Ms. Warner (Chairperson), Ms. Chaibi and Mr. Foate.  Each of the members of the Corporate Governance and Director Affairs Committee is independent as defined by the NYSE listing standards.  The principal functions of the Corporate Governance and Director Affairs Committee, which met four times in 2016, are to develop and recommend to the Board a set of corporate governance principles applicable to our company, including matters of Board organization, membership, compensation, independence and function, and committee structure and membership; take a leadership role in shaping our corporate governance; identify directors qualified to serve on the committees established by the Board; and to recommend to the Board the members and the chairperson for each committee to be filled by the Board. This Committee also serves as the nominating committee of the Board and is responsible for identifying individuals qualified to become directors (consistent with the criteria approved by the Board) and to recommend candidates for all directorships to be filled by the Board or by our shareholders.

Nominations of Directors

The Corporate Governance and Director Affairs Committee will consider persons recommended by shareholders to become nominees for election as directors in accordance with the criteria set forth in the Corporate Governance Guidelines under the heading “The Directors-Qualifications.”  The Corporate Governance and Director Affairs Committee will only review recommendations for director nominees from any shareholder or group of shareholders beneficially owning in the aggregate at least 5% of the issued and outstanding shares of our common stock for at least one year as of the date that the recommendation is made.  Recommendations with respect to the 2018 annual meeting of shareholders must be submitted between January 11, 2018 and February 5, 2018 for the recommendation to be considered by the Corporate Governance and Director Affairs Committee.

In identifying and evaluating nominees for director, the Corporate Governance and Director Affairs Committee believes that all directors should be financially literate and must be committed to understanding the Company and its industry, and must also possess the highest personal and professional ethics, integrity and values, and commitment to representing the long-term interest of the shareholders.  Directors must also possess a diverse set of skills and experience with a background in areas that are relevant to our activities. Directors should also be inquisitive and have an objective perspective, a practical wisdom and mature judgment. Directors must be willing and able to devote whatever time is necessary to carry out their duties and responsibilities effectively. Directors will not be nominated unless they are willing to serve for an extended period of time.

While the Corporate Governance and Director Affairs Committee does not have a formal policy relating specifically to the consideration of diversity in its process to select and evaluate director nominees, the Committee does consider diversity of viewpoint, background, industry knowledge and perspectives, as well as ethnic and gender diversity, as part of its overall evaluation of candidates for director nominees.  Specifically, our criteria for director nominees, included as Appendix A to our Corporate Governance Guidelines, provide that directors should be selected so that our Board represents diverse backgrounds and perspectives.

For a timely recommendation submitted by a shareholder to be considered by the Corporate Governance and Director Affairs Committee, the candidate recommended by a shareholder must be “independent” as defined in the NYSE independence standards and the SEC regulations, and meet the minimum expectations for a director set forth in the Company’s Corporate Governance Guidelines.  The Corporate Governance and Director Affairs Committee will have sole discretion whether to nominate an individual recommended by a shareholder. As to any candidate identified by the Corporate Governance and Director Affairs Committee to become a nominee, the candidate must possess the requisite qualifications, although the Corporate Governance and Director Affairs Committee need not require such nominee to be independent. Nevertheless, we strive to have all directors, other than those directors who are current or former members of our management, be independent as defined by the NYSE independence standards and the SEC regulations.

Policies and Procedures Regarding Related Person Transactions

Our Board of Directors has adopted written policies and procedures regarding related person transactions.  For purposes of these policies and procedures:

•                  a “related person” means any of our directors, executive officers, nominees for director or a person who has a greater than 5% beneficial ownership, and any of their immediate family members, as well as any entity in which any of these persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest; and

•                  a “related person transaction” generally is a transaction in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect interest.

The related person, the director, executive officer, nominee or beneficial owner who is an immediate family member of a related person, or a business unit or function/department leader of the Company responsible for a proposed related person transaction must notify our General Counsel of certain information relating to proposed related person transactions.  If our General Counsel determines that a proposed transaction is a related person transaction subject to the policy, then he will submit the transaction to the Corporate Governance and Director Affairs Committee for consideration at the next committee meeting or, if expedited consideration is required, to the committee chairperson.  The committee or chairperson, as applicable, will consider all of the relevant facts and circumstances available regarding the proposed related person transaction and will approve only those related person transactions that are in, or are not inconsistent with, the best interests of our company and our shareholders.  The chairperson is required to report to the committee at the next committee meeting any approval granted under the policy.

The policy also provides for ongoing review by the General Counsel of any amounts paid or payable to, or received or receivable from, any related person.  Additionally, at least annually, the Corporate Governance and Director Affairs Committee is required to review any previously approved or ratified related person transactions that remain ongoing and have a remaining term of more than six months or remaining amounts payable to or receivable from us of more than $60,000.  Based on all relevant facts and circumstances, the committee will determine if it is in the best interests of our company and our shareholders to continue, modify or terminate the related person transaction.

If any of our Chief Executive Officer, Chief Financial Officer or General Counsel becomes aware of a pending or ongoing related person transaction that has not been previously approved or ratified under the policy, then the transaction must be disclosed to the Corporate Governance and Director Affairs Committee or its chairperson.  The committee or the chairperson must then determine whether to ratify, amend or terminate the related person transaction, or take any other appropriate action.  If the related person transaction is complete, then the committee or its chairperson will evaluate the transaction to determine if rescission of the transaction and/or any disciplinary action is appropriate.

In 2016, there were no proposed, pending or ongoing related person transactions subject to review by the Corporate Governance and Director Affairs Committee under the policy.

Meetings and Attendance

The Board held four quarterly meetings in 2016.  Each director attended at least 75% of the aggregate of (a) the total number of meetings of the Board and (b) the total number of meetings held by all committees of the Board on which the director served during 2016, in each case during the period in which the director was serving on the Board or the applicable committee.

Directors are expected to attend our annual meeting of shareholders each year.  All of our directors then serving on the Board attended the 2016 annual meeting in person.

STOCK OWNERSHIP

Management

The following table sets forth information, as of March 8, 2017, regarding beneficial ownership of our common stock by each director and nominee, each of our current named executive officers as set forth in the Summary Compensation Table, and all of the directors and current executive officers as a group.  As of March 8, 2017, no director or executive officer beneficially owned one percent or more of our common stock.  On that date, the directors and executive officers as a group beneficially owned 2.2% of our common stock.  Except as otherwise indicated in the footnotes, all of the persons listed below have sole voting and investment power over the shares of our common stock identified as beneficially owned.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)(3)(4)	Restricted Stock Units(5)
John M. Avampato	39,930	3,300
Stephen M. Burt	10,298	2,177
Anesa Chaibi	1,600	2,177
Terry R. Colvin	72,311	4,250
Christopher L. Doerr	15,626	2,177
Thomas J. Fischer	17,023	2,177
Dean A. Foate	23,698	2,177
Mark J. Gliebe	447,113	47,800
Charles A. Hinrichs	80,724	11,400
Henry W. Knueppel	162,173	2,177
Rakesh Sachdev	12,298	2,177
Jonathan J. Schlemmer	110,283	13,225
Curtis W. Stoelting	22,305	2,177
Jane L. Warner	4,995	2,177
All directors and executive officer as a group (16 persons)	1,020,499	104,788

(1)                                 Includes shares subject to currently exercisable rights to acquire common stock and options exercisable within 60 days of  March 8, 2017 as follows:  Mr. Avampato, 29,760 shares; Mr. Colvin, 59,135 shares; Mr. Gliebe, 326,570 shares; Mr. Hinrichs, 64,305 shares; Mr. Schlemmer, 82,340 shares; and all directors and executive officers as a group, 562,110 shares.

(2)                                 The amount shown for Mr. Knueppel includes 12,522 shares that are held in a non-Company sponsored individual retirement account. The amount shown for Mr. Knueppel also includes 149,051 shares held in a trust account.

(3)                                 The amount shown for Mr. Stoelting includes 9,202 shares held in the Curtis W. Stoelting 1994 Revocable Trust over which Mr. Stoelting retains sole voting and investment power during his lifetime and 805 shares held by Mr. Stoelting’s children, over which he retains investment power.

(4)                                 Amounts shown for Messrs. Avampato, Colvin, Gliebe and Schlemmer include 1,268 shares, 1,926 shares, 822 shares and 1,353 shares, respectively, held in trust under the Company’s 401(k) plans as of December 31, 2016.

(5)                                 This column includes shares of restricted stock or restricted stock units that are subject to forfeiture until they vest on either the first or the third anniversary of the date of grant.

Other Beneficial Owners

The following table sets forth information, as of December 31, 2016, regarding beneficial ownership by the only persons known to us to own more than 5% of our outstanding common stock.  The beneficial ownership information set forth below has been reported on filings made on Schedule 13G with the SEC by the beneficial owners.

	Amount and Nature of Beneficial Ownership					Percent
Name and Address	Voting Power		Investment Power			of
of Beneficial Owner	Sole	Shared	Sole	Shared	Aggregate	Class

BlackRock, Inc. 55 East 52nd Street New York, NY 10022	3,589,010	0	3,808,133	0	3,808,133	8.5%

Dimensional Fund Advisors LP 6300 Bee Cave Road Austin, TX 10017	2,229,330	0	2,285,582	0	2,285,582	5.1%

FMR LLC 245 Summer Street Boston, MA 02210	106,385	0	4,998,125	0	4,998,125	11.2%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	26,564	5,166	3,709,719	29,364	3,739,083	8.3%

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

What is your compensation philosophy?

Our overall compensation philosophy can be summarized as follows:

•                  In order to attract and retain talented executives, we believe we should offer overall compensation levels that are competitive in the marketplace.  As a result, we seek to set compensation levels so that our named executive officers (whom we call our “NEOs”) can earn total compensation at approximately the median level compared to similarly situated executives in our peer group.  We consider compensation within a 15% range above or below the fiftieth (50th) percentile of peer group data to be at approximately the “median” level.

•                  The compensation of our NEOs should be structured so that their interests are aligned with the long-term interests of our shareholders.  We have a “pay-for-performance” philosophy, meaning that we will pay higher compensation to the NEOs if the performance of the company delivers incremental value to the shareholders.

•                  To further align our NEOs’ interests with the interests of our shareholders, and to reinforce our pay-for-performance philosophy, we believe our NEOs should have the opportunity to earn above-median total compensation if the company performs well, and should earn below-median total compensation if it does not.

We believe this to be a conservative approach to executive compensation.

Do you consider the results of the shareholders’ “say on pay” vote in your philosophy and in determining compensation?

Our shareholders cast a non-binding vote on our NEOs’ compensation annually (the “say on pay” vote).  Each year we scrutinize the results of that vote and consider other shareholder inputs to determine whether our shareholders believe we need to change our compensation philosophy or practices.  Most recently, in April 2016, our shareholders supported our NEOs’ compensation with more than 90% of votes cast in favor.  Consistent with this strong vote of shareholder approval, we have not undertaken any material changes to our executive compensation philosophy or programs in response to the outcome of the vote.  However, as described below under “The Elements of Total Compensation — Annual Cash Incentives — What changes were made to the annual cash incentive awards in 2016?,” we modified our annual incentive compensation program for 2016.

What compensation policies and practices reflect your compensation philosophy?

What We Do

Pay for Performance (page 23)
Balance Long-Term and Short-Term Incentives (page 24)
Use Multiple Performance Metrics, Including a Relative Metric, for Incentive Compensation (page 33)
Benchmark Compensation Against an Appropriate Peer Group (page 28)
Maintain a Clawback Policy (page 66)
Monitor for Risk-Taking Incentives (page 65)
Maintain Stock Ownership Requirements (page 39)
Prohibit Hedging (page 40)
Limit Perquisites (page 38)
Engage an Independent Compensation Consultant (page 27)
Hold Executive Sessions at Each Committee Meeting

What We Do Not Do

No New Agreements With Gross-Ups for Taxes (page 40)

No Employment Agreements with Pre-Change of Control Severance (page 40)

No “Single Trigger” Severance Agreements (page 40)

No Repricing of Options

No Guaranteed Bonuses or Salary Increases

Did the NEOs’ compensation in 2016 align with corporate performance and the creation of shareholder value?

We believe our executive compensation in fiscal 2016 aligned well with the objectives of our compensation philosophy and with our corporate performance.  In 2016, our company achieved total shareholder return of 20%, and we generated more free cash flow in one year than at any time in our history on revenues of $3.2 billion and diluted earnings per share of $4.52.  Additionally, we paid our 226th consecutive quarterly dividend and increased the dividend 4% in fiscal 2016.  These operating results led our Committee to approve annual cash incentives under our shareholder-approved 2016 Incentive Compensation Plan, which we refer to as our “ICP,” at 51% of target for fiscal 2016 for our NEOs.  The Committee’s determination of the annual cash incentives is described further below under “What were the NEOs’ target cash incentive amounts for 2016 and how much did they earn?”

We believe our compensation of our NEOs aligns well with our performance, but we also believe that this alignment is not always reflected in the Summary Compensation Table in the same way we view the alignment for our internal purposes.  This is because the Summary Compensation Table values are required by Securities and Exchange Commission rules to include the full grant date fair value of equity awards in the year the awards are granted.  The grant date fair value is an accounting value that projects the potential value of awards based on assumptions about, among other things, certain future events.  The grant date fair value is different from the economic value of the awards to our NEOs, which may be lower or higher than the grant date fair value depending on the price of our common stock.  For this reason, we are including in this proxy statement, as a supplement to the required Summary Compensation Table, a comparison of our NEOs’ realizable pay for 2016 with their total compensation as shown in the Summary Compensation Table.

Name and Principal Position	2016 Summary Compensation Table Total Compensation ($)	2016 Total Realizable Compensation ($)
Mark J. Gliebe Chairman and Chief Executive Officer	7,559,582	6,369,550
Charles A. Hinrichs Vice President and Chief Financial Officer	2,021,904	1,737,299
Jonathan J. Schlemmer Chief Operating Officer	2,397,057	2,065,069
Terry R. Colvin Vice President, Corporate Human Resources	1,100,686	994,696
John M. Avampato Vice President and Chief Information Officer	1,010,601	927,911

The realizable pay disclosure in the table above is the same as the compensation shown in the Summary Compensation Table except that it values equity-based compensation based on the price of our common stock at fiscal year-end and, in the case of performance share units (“PSUs”), the relevant performance trend at fiscal year-end.  Restricted stock units (“RSUs”) are valued as the product of the number of shares granted to the officer during the year multiplied by the year-end stock price, assuming for purposes of this disclosure that the grants were vested.  Stock appreciation rights (“SARs”) are valued as the product of the number of rights granted to the officer during the year multiplied by the excess, if any, of the year-end stock price over the grant price of the rights, assuming for purposes of this disclosure that the grants were vested.  PSUs with a performance metric of relative total shareholder return (“TSR PSUs”) are valued using 28% of the target number of shares under the grants made during the year (which is approximately the number of shares that would vest if our total relative total shareholder return for the entire applicable performance period is the same as it was for 2016), multiplied by the year-end stock price.  PSUs with a performance metric of return on invested capital (“ROIC”) are valued using 0% of the target number of shares under the grant made during the year (which is approximately the number of shares that would vest if our ROIC for the entire applicable performance period is the same as it was for 2016).

Since you have a pay-for-performance compensation philosophy, what percentage of your NEOs’ target compensation is “at risk”?

To focus on both our short and long-term success, our NEOs’ target compensation includes a significant portion—more than 64%, on average—that is “at risk” because the value of such compensation is determined based on the achievement of specified results or subject to forfeiture.  This “at risk” compensation includes compensation elements intended to reward the achievement of both short- and long-term financial goals.  If such goals are not achieved, then performance-related compensation will decrease.  If goals are exceeded, then performance-related compensation will increase.

Payments under the ICP are “at risk” because the payments are dependent on achievement of one-year performance goals.  In addition, compensation paid in the form of equity awards, such as RSUs, SARs and PSUs, instead of cash is at-risk because its value varies with changes in the stock price.  By creating a total compensation package where a considerable percentage is paid in equity awards that are subject to vesting over multiple years or dependent on achieving multi-year performance goals, our executive officers have a significant stake in the long-term success of the Company and gain financially along with our shareholders.

As shown in the following charts, in fiscal 2016, 68% of the CEO’s target compensation and, on average, 59% of the other NEOs’ target compensation was at-risk.  For purposes of this disclosure, target compensation includes base salary, target annual incentive awards, grant date fair value of equity awards, change in pension value and all other compensation.

Setting Executive Compensation

What is the role of the Board in setting NEOs’ compensation?

The Board’s primary roles in setting our executive compensation are:

•                  to annually review and consider our compensation philosophy;

•                  to appoint the members of the Committee; and

•                  to review and approve certain recommendations of the Committee relating to compensation.

The Committee consists entirely of independent directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code and “non-employee directors” for purposes of the Securities Exchange Act of 1934.  The current members of the Committee are Messrs. Stoelting (Chairman), Doerr and Sachdev.

What is the role of the Committee in setting NEOs’ compensation?

The Committee is responsible for determining the components of our executive compensation program, consistent with the compensation philosophy determined by our Board, and the executive compensation packages offered to our NEOs.  The Committee determines executive salaries, administers the ICP, administers our long-term equity incentive plans and makes awards under the plans.

The Committee reviews data from market surveys and proxy statements from our established peer group and retains an independent compensation consultant to assess our competitive position with respect to total executive compensation.

The Committee takes various factors into account in setting compensation levels and does not use a formulaic approach, but generally seeks to closely align target total direct compensation (i.e., the sum of base salary, target annual cash incentive opportunity, and target long-term incentives) with the peer group and survey median.

What is the role of the CEO in setting NEOs’ compensation?

In its decision-making process, the Committee receives and considers the recommendations of our CEO with respect to compensation to be paid to our executive officers other than himself.  Our CEO makes no recommendation with respect to his own compensation.

Does the Committee use an independent compensation consultant to help in setting NEOs’ compensation?

Yes.  The Committee periodically solicits proposals from independent compensation consultants to assist the Committee in the performance of its responsibilities.  As part of its evaluation of potential compensation consultants, the Committee considers all factors relevant to the consultant’s independence from management and potential conflicts of interest in accordance with applicable SEC rules and NYSE listing standards.  After selecting an independent compensation consultant, the Committee periodically meets with that consultant throughout the year at such times as the Committee deems appropriate, and receives reports and advice from the consultant on matters of executive compensation.  Our CEO has access to the independent compensation consultant only at the direction of the Committee.

Willis Towers Watson served as the Committee’s independent compensation consultant for 2016.  In July 2016, the Committee reviewed the independence of Willis Towers Watson and the individual representatives of Willis Towers Watson who served as the Committee’ consultants, including considering factors contained in applicable SEC rules and NYSE listing standards.

The Committee concluded, based on the evaluation described in the preceding paragraph, that Willis Towers Watson was independent and that no conflict of interest was raised by the services performed by Willis Towers Watson.  Willis Towers Watson did not perform any services for our company other than the services provided at the direction of the Committee.

How did the compensation consultant help the Committee in setting NEOs’ compensation for 2016?

In setting compensation for 2016, the Committee directed Willis Towers Watson to assemble compensation data for our NEOs and compare the data against aggregated proxy data and general industry survey data for persons holding similarly situated positions in our peer group.  The Committee’s policy is generally to review the composition of the peer group every three years for potential changes in light of acquisitions, changes in comparable revenue size, or other factors it deems appropriate.  The Committee updated our peer group in late 2015 to reflect the significantly increased size of our company following the acquisition of Emerson Electric Co.’s Power Transmission Solutions (“PTS”) business.  In 2016, the Committee approved, at the suggestion of Willis Towers Watson, removing SPX Corporation from our peer group and replacing it with Rexnord Corporation following SPX Corporation’s spin-off of one of its businesses.  Except for the replacement of SPX Corporation with Rexnord Corporation, our peer group for 2016 remained the same as in 2015.

In updating our peer group following our acquisition of the PTS business, the Committee selected companies that it believed to be comparable to our company by generally using the following criteria:

•                  Comparable revenue (target companies with annual revenues ranging from approximately 0.5 to 2.0 times our annual revenues and with an overall median revenue that approximates ours);

•                  Compete in an industry similar to ours and/or have the level of complexity and business model similar to ours; and

•                  Contains companies that we compete with for executive talent.

The Committee expects to conduct another full review of peer group companies in 2018 unless there are substantial changes to the Company that would merit an earlier review.

For 2016, the 20 companies in our peer group for purposes of NEO benchmarking were:

AMETEK, Inc.	Colfax Corporation	Crane Co.
Donaldson Company, Inc.	Flowserve Corp.	Hubbell Incorporated
Kennametal Inc.	Lennox International	Lincoln Electric Holdings Inc.
Owens Corning	Pentair plc	Rexnord Corp.
Rockwell Automation, Inc.	Rockwell Collins Inc.	Roper Technologies, Inc.
Snap-On Incorporated	Terex Corporation	The Timken Co.
Valmont Industries, Inc.	Xylem Inc.

Willis Towers Watson benchmarked our executive compensation opportunities using (i) the above referenced peer group as the primary benchmark for our CEO, Chief Financial Officer and General Counsel positions and (ii) general industry data from Willis Towers Watson’s Executive Compensation Survey as the primary benchmark for our Chief Operating Officer, VP and Chief Information Officer and Vice President, Corporate Human Resources positions.

In reviewing and analyzing these data, Willis Towers Watson considered information for each NEO position with respect to the following elements of compensation:

•                  Base salary;

•                  Target annual cash incentive under the ICP;

•                  Target total cash compensation (salary and target annual cash incentive);

•                  Target of annual long-term incentives at grant-date value; and

•                  Target total direct compensation (sum of target cash and target long-term incentives).

In keeping with the Committee-approved methodology, Willis Towers Watson analyzed each element of target total direct compensation for our NEOs compared to the market median from the two different data sources.  Willis Towers Watson reported on the methodology that it used in its analysis, provided a summary of its findings, and its observations on our programs relative to the data and market trends in executive compensation.  In connection with this review, Willis Towers Watson also analyzed our annual share utilization rate and dilution relative to market practice.

The Committee did not review peer group data relating to supplemental benefits and perquisites in 2016.  The Committee’s policy is to review such data periodically and it intends to do so again in 2017.

The Elements of Total Compensation

We achieve our executive compensation objectives through the following ongoing programs.  All of our NEOs participate in these programs.

Program	Description	Participants	Objectives
Annual Cash Compensation
Base Salary	Annual cash compensation	All employees	Retention Competitive Practices Individual contribution
ICP Annual Cash Incentive

Annual cash incentive with target awards established at each employee level

Payments can be higher (subject to a 200% cap) or lower than target, based on company annual results

Amounts earned above target are deferred and remain subject to forfeiture until they are paid; payment occurs in three equal annual installments beginning in the second year following the performance period

		All executive officers and key employees	Drive superior performance • Across total company • Across business segments Competitive Practices Retention Shareholder Alignment

Program	Description	Participants	Objectives
Long-Term Incentive Programs
Long-Term Incentive (LTI) Equity Awards	Long-term incentive awards paid in Stock Appreciation Rights, Restricted Stock Units and Performance Share Units	All executive officers and key employees	Drive superior performance • Individual contribution • Increase stock price Focus on long-term success Ownership Retention Shareholder Alignment

Retirement Programs
Retirement (401(k)) Savings Plan	Company matching and annual contributions	All U.S. Employees	Retention Competitive Practices
Target Supplemental Retirement Plan	Retirement benefits for executives who have at least 10 years of service and work with us until the age of 58	Key Executives	Retention Competitive Practices

Other Executive Benefits
Perquisites and Executive Benefits	Available to certain executives to assure protection of Company assets and/or focus on Company business with minimal disruption	Specific benefits are offered to different groups of executive officers based on business purpose	Retention Competitive Practices
Other Benefits	Medical, welfare and other benefits	All employees	Retention Competitive Practices

Base Salaries

How do you determine base salaries, and what were the NEOs’ base salaries for 2016?

We determine base salaries for our executives based upon job responsibilities, level of experience, individual performance and expectations with respect to contributions to our future performance as well as comparisons to the salaries of executives in similar positions as compared to our peer group.  In April 2016, the Committee set the base salaries of our NEOs in accordance with the factors identified in the preceding sentence.  Effective as of April 1, 2016, the base salaries of our NEOs were as follows:

Name	Base Salary	Change from 2015

Mark J. Gliebe	$955,000	No Change
Charles A. Hinrichs	$500,000	+2%
Jonathan J. Schlemmer	$590,000	No Change
Terry R. Colvin	$360,000	No Change
John M. Avampato	$337,000	+2%

In setting base salary levels, the Committee compared the NEOs’ base salary levels to the salary levels of the executive officers in our peer group based on proxy statement data as well as general industry data from Willis Towers Watson’s Executive Compensation Database.  Compared to the median base salaries of similarly situated executive officers in the data reviewed by the Committee, Mr. Gliebe’s salary for 2016 placed him 4% below the median, and the salaries of Messrs. Hinrichs, Schlemmer, Colvin and Avampato for 2016 placed them 1% below the median, 3% below the median, at the median and 2% above the median, respectively.  The base salary levels set by the Committee did not affect decisions regarding other compensation elements.

Annual Cash Incentives

What changes were made to the annual cash incentive awards in 2016?

In fiscal year 2016, we provided annual cash incentive awards through our new ICP, which was approved by shareholders at our annual meeting of shareholders on April 25, 2016.  The ICP replaced the shareholder value added (“SVA”) plan under which we granted annual cash incentive awards in prior years.  The Committee made this change after conducting a review of the annual cash incentive programs of our peer companies and available alternatives to an SVA-based plan. The Committee considered the ongoing complexity and cost of administering the SVA-based plan given the increasing size and scope of our company. The Committee’s review indicated that only a small number of our peers use an annual incentive program similar to our SVA-based plan and that the majority of our peers used two or more metrics, including cash flow, operating income, earnings per share or revenue.  In addition, the Committee believed an approach other than SVA could help to drive fundamental metrics consistent with delivering shareholder value.  In light of these considerations, the Committee decided to restructure our annual cash incentive awards for fiscal 2016 to be based on goals relating to our sales, adjusted operating profit and working capital. We expect this change to increase the program’s effectiveness in providing appropriate incentives to participants and delivering shareholder value, as well as reducing the complexity and cost of setting and tracking performance under the program.

How does the ICP work?

Early in 2016, the Committee set performance goals (as described below under “What were the ICP performance measures for 2016?  How did you determine the target for each metric?”) and a targeted level of annual cash incentive compensation for each NEO that would be earned for achievement of target performance.  For each NEO, the target cash incentive amount is based on a percentage of base salary.  The Committee, in consultation with Willis Towers Watson and our CEO (other than with respect to his own compensation), set annual cash incentive targets under the ICP near the median level with respect to each respective position held by our NEOs relative to our peer group.  As a result, our NEOs were given the opportunity to earn above median annual cash incentive awards if the company-wide financial targets under the ICP plan were exceeded, while being at risk of receiving below median awards (or no awards at all) if our financial performance did not meet the targeted results.  For 2016, the target cash incentive amounts for each of our NEOs were as follows:

Name	Target % of Base Salary	Target Amount

Mark J. Gliebe	120%	$1,146,000
Charles A. Hinrichs	75%	$375,000
Jonathan J. Schlemmer	80%	$472,000
Terry R. Colvin	60%	$216,000
John M. Avampato	50%	$168,500

If the company-wide financial performance goals described below under “What were the ICP performance goals for 2016?  How did you determine the target for each metric?” are met at the target level, then each eligible NEO receives their target amount.  However, actual incentive compensation can range from zero to two times the target amount, as described in more detail below, depending on our financial performance during the year.

There was also a threshold requirement for our NEOs to receive any amount under the ICP for 2016.  The requirement was that we have positive adjusted operating profit (as determined by the Committee) for fiscal year 2016.  This requirement was used to qualify amounts paid under the ICP as “performance-based compensation” exempt from the limit on deductibility imposed by Section 162(m) of the Code.  If we had positive adjusted operating profit for the year, then up to the maximum ICP amount was authorized, subject to the Committee’s discretion to reduce the amount payable based on our financial performance as described below.

What were the ICP performance measures for 2016?  How did you determine the target for each measure?

Our ICP performance goals for 2016, as established by the Committee, were based on sales growth, adjusted operating profit as a percentage of sales and trade working capital as a percentage of sales.  We selected sales growth, adjusted operating profit as a percentage of sales and trade working capital as a percentage of sales as performance measures under the ICP because they are what we consider to be the best three fundamental operational metrics of our business that, when improved, increase shareholder value.

We defined these performance measures in the ICP as follows:

•                  “Sales” means net sales reported in our earnings release for fiscal 2016.

•                  “Adjusted operating profit” means adjusted operating profit as reported in our earnings release for fiscal 2016.

•                  “Trade working capital” means (1) the aggregate of average accounts receivable on the last day of each of the 13 months beginning with December 2015 and ending with December 2016 plus (2) the aggregate of average inventory on the last day of each of the same 13 months minus (3) the aggregate of average accounts payable on the last day of each of the same 13 months.

The Committee established total year targets for sales, adjusted operating profit as a percentage of sales and trade working capital as a percentage of sales.  The targets for each metric were set at the beginning of the year by the Committee as part of the annual business planning process.  For each metric, the targets represented an improvement over prior year performance.

The incentive under the ICP was determined based on performance against the targets established by the Committee as follows:

•                  75% of the incentive was based on performance against the total year targets for:

•                  Sales growth

•                  Adjusted operating profit as a percentage of sales

•                  25% of the incentive was based on performance against the total year target for working capital as a percentage of sales

The 75% of the incentive based on sales growth and adjusted operating profit as a percentage of sales rewards performance where actual sales are greater than target and/or adjusted operating profit as a percentage of sales is greater than target and reduces the bonus where actual sales are less than target and/or adjusted operating profit as a percentage of sales is less than target.

The 25% of the incentive based on trade working capital as a percentage of sales rewards performance where trade working capital as a percentage of sales is lower than target and reduces the bonus where trade working capital as a percentage of sales is higher than target.

Performance under the ICP was adjusted to exclude the impact of acquisitions and divestitures during the year.

The Committee also set the following threshold, target, and maximum payout percentages under the ICP:

Performance Measure	Weight (applied to Target Amount)	Payout % at Threshold	Payout % at Target	Payout % at Maximum
Sales Growth and Adjusted Operating Profit as % of Sales	75%	25%	100%	200%
Trade Working Capital as % of Sales	25%	25%	100%	200%

As noted in the table, if the maximums were met for sales growth, adjusted operating profit percentage and the trade working capital percentage, then the NEOs would be eligible to receive 200% of their target amount.  If only the thresholds were met for the three performance measures, then the NEOs would be eligible to receive 25% of their target amount.  If the actual results were to fall between threshold and target, or target and maximum, then the payout percentage would be interpolated between threshold and target, or target and maximum, respectively.  If the actual results were to fall below threshold, then each eligible NEO would still be eligible to receive, at the discretion of the Committee, an annual cash incentive award equal to 25% of their target amount if the NEO met specified individual performance targets approved by the CEO (for the NEOs other than himself).  The CEO’s personal objectives are approved by the Board.  If actual results were to fall below threshold for both the trade working capital percentage and the adjusted operating profit percentage, and the NEO were not to meet his individual goals, then the NEO would not receive any annual incentive compensation.

How much did the NEOs actually earn under the ICP in 2016?

As discussed above, the annual incentive amount actually earned by each NEO for fiscal 2016 was dependent upon actual company performance with respect to trade working capital as a percentage of sales and adjusted operating profit as a percentage of sales.  Our actual results for 2016 were as follows:

Performance Measure	Weight	Actual Results for Fiscal 2016	Actual Payout %
Sales Growth and Adjusted Operating Profit as % of Sales	75%	Net Sales of $3.2 Billion and Adjusted Operating Profit as % of Sales of 9.7%	39.8%
Trade Working Capital as % of Sales	25%	26.9%	84.9%

The actual results for the 2016 ICP Performance Measures were:  (1) sales growth was 6.6% below target; (2) adjusted operating profit as a percentage of sales was 10.2% below target; and (3) the target for trade working capital as a percentage of sales was missed by 4.8%.  Adjusted operating profit was derived from operating profit in our financial statements by adjusting for the gain on disposal of business, gain on sale of assets, and restructuring and related costs.

As a result, each NEO earned annual cash incentive compensation under the ICP equal to the following:

Name	Annual Incentive Compensation
Mark J. Gliebe	$585,606
Charles A. Hinrichs	$191,625
Jonathan J. Schlemmer	$241,192
Terry R. Colvin	$110,376
John M. Avampato	$86,104

Long-Term Incentives

Do you provide long-term incentives?  If so, how are they structured?

We provide long-term incentives to our NEOs in the form of equity-based compensation.  Consistent with our compensation philosophy, we believe long-term equity incentives help to ensure that our NEOs have a continuing stake in the long-term success of our company and allow our NEOs to earn above-median compensation only if our shareholders experience appreciation in their equity holdings.

Other than in the case of newly hired executives, we generally make determinations concerning long-term equity-based awards in April of each year at the same time we complete our annual performance reviews.  In any event, we grant all equity-based awards effective two days after the release of either our quarterly or annual financial results.

What long-term incentives were provided to NEOs in 2016?

In 2016, as in 2015, the Committee granted stock appreciation rights, or “SARs,” restricted stock units, or “RSUs,” and performance share units, or “PSUs.”  The Committee approved a change in the proportion of overall long-term incentive target value represented by each form of award to 34% SARs, 33% RSUs and 33% PSUs in 2016, compared to 40% SARs, 40% RSUs and 20% PSUs in 2015.  We made this change to increase the proportion of our long-term incentives that were contingent on achievement of performance objectives and to more closely align the ratio of our long-term incentive awards with those of our peer companies, based on data provided by Willis Towers Watson.  The Committee granted SARs, RSUs and PSUs to each of our NEOs in 2016 in the amounts indicated in the “Grants of Plan-Based Awards Table for Fiscal 2016” and the narrative following the table.  We value SARs using a Black-Scholes formula and PSUs using either a Monte Carlo methodology (in the case of PSUs using a TSR performance metric) or grant date fair market value (in the case of PSUs using an ROIC metric). Consistent with our overall compensation philosophy, the Committee, after consultation with Willis Towers Watson, granted long-term compensation awards in 2016 at levels approximating the median level of these awards granted by the companies in our peer group.  The target long-term incentive levels set by the Committee did not affect decisions regarding other compensation elements.

Award Type	Description	Other	Vesting Period
SARs	The right to receive stock in an amount equal to the appreciation in value of a share of stock over the base price per share.

The base price per share of all of the SARs is equal to the closing market price of our common stock on the date of grant so that SARs will have value only if the market price of our common stock increases after the grant date.
The Committee granted SARs rather than stock options because it views SARs as less dilutive to our shareholders.

Five years (40% on the second anniversary of the grant date and 20% on each of the third, fourth and fifth anniversaries of the grant date)

RSUs	The right to have us issue a share of our common stock upon the vesting date specified in the award, if the participant is still employed by us at the time of vesting.

In addition to providing competitive compensation and an incentive to create shareholder value, these awards are intended to align management and shareholder interests as well as provide a retention incentive for the executive to remain employed by our company.

Cliff vest on the third anniversary of the grant date

PSUs	The right to have us issue a share of our common stock upon achievement of the performance conditions specified in the award

The 2016 grants have a three-year performance period. Fifty percent (50%) of the PSUs will be earned or forfeited based on a performance metric of total shareholder return, or TSR, relative to our peer group over our fiscal years 2016-2018. The other fifty percent (50%) of the PSUs will be earned or forfeited based on a performance metric of return on invested capital, or ROIC.

For the PSUs using a TSR performance metric, TSR at or below the 25th percentile of the peer group will result in no PSUs being earned. For TSR at the 50th percentile of the peer group, the target number of PSUs will be earned. For TSR at the 75th percentile of the peer group, the maximum number of PSUs (which is 200% of the target PSUs) will be earned. For performance between the 50th and 75th percentile, the number of PSUs earned is interpolated between target and maximum.

For the PSUs using an ROIC performance metric, ROIC below the minimum threshold ROIC level will result in no PSUs being earned. For ROIC at the target ROIC level, the target number of PSUs will be earned. For ROIC at or above the maximum threshold level, the maximum number of PSUs (which is 200% of the target PSUs) will be earned. For ROIC between the threshold and target levels, or between the target and maximum levels, the number of PSUs earned is interpolated between threshold and target, or between target and maximum, respectively.

As indicated in the description above, the PSUs granted in fiscal 2016 have two performance metrics, TSR and ROIC.  Half of the 2016 PSUs were subject to the TSR performance metric and half were subject to the ROIC metric.  ROIC replaced the adjusted operating profit margin rate improvement metric from 2015 because the Committee felt that ROIC is better suited for a longer-term incentive compensation plan and because an adjusted operating profit metric is already part of the ICP bonus plan.  In addition, a large number of companies in our peer group use ROIC or a similar metric for their long-term incentive compensation programs.

In 2016, the three-year performance period under PSUs we granted to our NEOs in 2014 (the “2014 PSUs”) was completed.  The performance measure for the 2014 PSUs was our percentile ranking with respect to total shareholder return as compared to our peer group.  TSR at or below the 25th percentile of the peer group would have resulted in no 2014 PSUs being earned.  For TSR at the 50th percentile of the peer group, the target number of 2014 PSUs would have been earned, and for TSR at the 75th percentile of the peer group, the maximum number of 2014 PSUs (which was 200% of the target 2014 PSUs) would have been earned.  For performance between the 25th and 50th percentiles, and between the 50th and the 75th percentiles, the number of 2014 PSUs earned would be interpolated between the applicable payout levels.  Based on our performance for the period ending in 2016, 0.4% of the 2014 PSUs were earned.

Other Benefits and Perquisites

Do you provide any other benefits or perquisites to your NEOs?

We have certain other plans that provide, or may provide, compensation and benefits to our NEOs.  The Committee considers all of these plans and benefits when reviewing total compensation of our NEOs.  These plans include the following:

Plan or Benefit	Description	Other
401(k)

Participants are eligible to contribute a portion of their compensation on a pre-tax basis, up to the limits imposed by the Internal Revenue Service, and we make a matching contribution equal to 100% of the first 1% and 50% of the next 5% of base salary contributed by the employees into their 401(k) accounts.

Target Supplemental Executive Retirement Plan (“SERP”)	A supplemental defined benefit pension benefit plan that provides a competitive retirement package by extending retirement benefits without regard to statutory limitations under tax-qualified plans.

In 2017, the Committee decided to close the Target SERP to new participants and plans to replace the Target SERP with a new defined contribution arrangement for individuals who become eligible in 2016 or later. Each of our current NEOs participates in the Target SERP and none of them is expected to participate in the new arrangement.

Disability Benefits	Provides short-term disability benefit in the form of up to six months of base salary replacement. Provides long-term disability benefit of 60% of base salary.

Life Insurance	We provide our NEOs with company-paid term life insurance.

The premiums paid for each of our NEOs for this life insurance in 2016 are included below in the “Summary Compensation Table for Fiscal Years 2014-2016” in the column entitled “All Other Compensation.” We do not provide a tax gross up in connection with this benefit.

Perquisites	Each of the NEOs had use of a company car for business and personal travel.

What changes were made to the SERP in 2017 and why?

In 2017, the Committee decided to close the Target SERP to new participants.  In place of the Target SERP, the Committee approved in concept a new defined contribution arrangement for individuals who become eligible in 2016 or later.  The Committee plans to approve the final terms of the new defined contribution SERP during 2017.  Each of our current NEOs participates in the Target SERP and none of them is expected to participate in the new arrangement.  The Committee made these changes based on its analysis of trends relating to executive retirement plans showing an increase in the use of nonqualified defined contribution plans and a decline in the use of nonqualified defined benefit plans, such as the Target SERP, and its belief that a defined contribution plan would provide a more market-competitive retirement benefit for new executive officers.

Executive Stock Ownership Requirements

To underscore the importance of linking executive compensation and shareholder interests, we have implemented stock ownership requirements for certain executives, including our NEOs.  Executives subject to these stock ownership requirements must own a certain dollar value amount of stock before they are permitted to sell shares (other than shares sold to pay option exercise prices or shares sold or surrendered to cover taxes).  Executives who sell shares in violation of these requirements may be ineligible for future long-term incentive awards.  The stock ownership policy requires the following levels of ownership:

Position	Ownership Required as Multiple of Base Salary
Chief Executive Officer	5x
Chief Financial Officer and Chief Operating Officer	3x
Other Executive Officers	1x

Each of our NEOs are in compliance with this policy either because they own the target value of stock or because they have not sold shares.

Policy Against Hedging Transactions

We have adopted a policy prohibiting our employees, including our NEOs, and our directors from trading in puts, calls and other derivative securities relating to our common stock.  The prohibition includes the purchase of any financial instruments designed to hedge or offset any decrease in the market value of our common stock, whether or not such instruments are classified as derivative securities.

Severance and Change in Control Benefits

We have no employment agreements with any of our NEOs that provide benefits prior to a change in control of our company. However, we have entered into change in control and termination agreements with Messrs. Gliebe, Hinrichs, Schlemmer, Colvin and Avampato.

The Committee believes the change in control and termination benefits under the change in control and termination agreements and our equity incentive plans are consistent with the Committee’s overall objective of building shareholder value and contain terms that are similar to those offered to executives of comparable companies.

The purpose of the benefits is to focus our NEOs on taking actions that are in the best interests of our shareholders without regard to whether such action may ultimately have an impact on their job security, and to avoid the loss of key managers that may occur in connection with an anticipated or actual change in control.

All of our change in control agreements contain “double trigger” provisions, which means that, for an executive officer to receive severance benefits under the agreement, in addition to the change in control there must be some adverse change in the circumstances of the executive officer’s employment. The Committee selected the triggering events for change in control and termination benefits to our NEOs based on its judgment that these events were likely to result in the job security distractions and retention concerns described earlier in this paragraph.

Other than the change in control and termination agreements, we have no formal severance program in place for our NEOs.

The Committee has adopted a policy eliminating tax gross-ups from all new change in control and termination agreements that we enter into with our executive officers.  This policy was applied to the change in control and termination agreements entered into with Messrs. Hinrichs, Schlemmer and Avampato, which contain no tax gross-ups.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth for each of our NEOs: (1) the dollar value of base salary and annual cash incentive earned during the years indicated; (2) the full grant date fair value of RSUs, SARs and PSUs granted during the years indicated, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718; (3) the dollar value of earnings for services pursuant to awards granted during the indicated year under non-equity incentive plans; (4) the change in pension value and non-qualified deferred compensation earnings during the years indicated; (5) all other compensation for the years indicated; and (6) the dollar value of total compensation for the years indicated.  Our NEOs are our Chairman and CEO, our Vice President and Chief Financial Officer and each of our three other most highly compensated executive officers as of December 31, 2016, the last day of our most recent fiscal year.  In accordance with the rules of the SEC, the table includes information for the fiscal years ended January 3, 2015, January 2, 2016 and December 31, 2016.

SUMMARY COMPENSATION TABLE FOR FISCAL YEARS 2014-2016

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non- Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)

Mark J. Gliebe	2016	955,000	0	2,904,348	1,496,596	585,606	1,585,197	32,835	7,559,582
Chairman and Chief	2015	947,500	0	2,641,234	1,759,133	740,000	1,277,118	29,230	7,394,215
Executive Officer	2014	925,000	0	2,368,846	1,558,954	0	2,261,069	31,846	7,145,715
Charles A. Hinrichs	2016	497,500	0	693,349	357,220	191,625	258,428	23,782	2,021,904
Vice President and	2015	486,250	0	629,240	420,102	250,000	175,926	22,296	1,983,814
Chief Financial Officer	2014	472,500	0	539,901	355,072	0	154,325	21,254	1,543,052
Jonathan J. Schlemmer	2016	590,000	0	811,890	418,469	241,192	319,518	15,988	2,397,057
Chief Operating Officer	2015	586,250	0	719,434	479,825	300,000	282,913	21,208	2,389,630
	2014	571,250	0	629,818	414,601	0	288,361	19,371	1,923,401
Terry R. Colvin	2016	360,000	0	260,217	134,290	110,376	212,011	23,792	1,100,686
Vice President, Corporate	2015	356,250	0	230,640	154,060	130,000	163,845	22,094	1,056,889
Human Resources	2014	342,500	0	201,466	132,364	0	159,886	14,477	850,693
John M. Avampato	2016	335,250	0	201,537	103,856	86,104	267,517	16,337	1,010,601
Vice President and Chief	2015	325,000	0	181,636	122,162	120,000	125,841	16,369	891,008
Information Officer	2014	307,500	0	152,520	100,849	0	125,544	16,913	703,326

(1)             The salary amounts shown in the table reflect amounts actually earned during the year, rather than the annual base salary rates in effect any point in time.  As disclosed above, the base salary rates for Messrs. Gliebe, Schlemmer and Colvin were not changed for fiscal year 2016 from their fiscal year 2015 levels, but the amounts actually earned during the year may have changed due to mid-year changes in prior years or the timing of payroll periods during the applicable years.

(2)             These amounts reflect the full grant date fair value of the RSU awards and PSU awards granted during the indicated fiscal year, computed in accordance with ASC Topic 718, Compensation-Stock Compensation.  In the case of PSUs, the amounts shown are based on the probable outcome of performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC Topic 718 as follows: Mr. Gliebe — $1,452,805; Mr. Hinrichs — $347,333; Mr. Schlemmer —$405,573; Mr. Colvin — $129,564; and Mr. Avampato — $101,034. The values of the PSUs at the grant date if the highest level of performance conditions were to be achieved would be as follows: Mr. Gliebe — $3,218,952; Mr. Hinrichs — $769,562; Mr. Schlemmer —$898,780; Mr. Colvin — $287,150; and Mr. Avampato— $223,977. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.  The assumptions made in valuing the stock awards for 2016, 2015, and 2014 are included under the caption “Shareholders’ Equity” in Note 9 of the Notes to Consolidated Financial Statements in the 2016, 2015 and 2014 Annual Reports on Form 10-K, and such information is incorporated herein by reference.

(3)             These amounts reflect the full grant date fair value of all option awards granted during the indicated fiscal year, computed in accordance with ASC Topic 718.  Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.  The assumptions made in valuing the stock awards for 2016, 2015 and 2014 are included under the caption “Shareholders’ Equity” in Note 9 of the Notes to Consolidated Financial Statements in the 2016, 2015 and 2014 Annual Reports on Form 10-K, and such information is incorporated herein by reference.

(4)             The values shown are not current cash benefits, but rather actuarial calculations of the change in the accumulated benefit obligations under the Target Supplemental Retirement Plan. Mr. Gliebe has 35 years of credited service with our company under the Target Supplemental Retirement Plan.

(5)             The amounts shown include payments for personal benefits and for the other items identified in the following sentences.  We provide a modest level of personal benefits to NEOs.  These personal benefits in 2016 included use of a company car and spousal travel on the corporate aircraft in connection with business travel by the NEO.  Other items included in this column for 2016 included the payment of life insurance premiums and company contributions to the NEOs’ 401(k) plan accounts.

Grants of Plan-Based Awards

The following table sets forth information regarding all incentive plan awards that the Committee made to our NEOs during fiscal 2016, including incentive plan awards (equity-based and non-equity based) and other plan-based awards.  Disclosure on a separate line item is provided for each grant of an award made to a NEO during the year.  The information supplements the dollar value disclosure of stock, option and non-stock awards in the Summary Compensation Table by providing additional details about these awards.  Non-equity incentive plan awards are awards that are not subject to ASC Topic 718 and are intended to serve as an incentive for performance to occur over a specified period.

GRANTS OF PLAN-BASED AWARDS TABLE FOR FISCAL 2016

		Date of	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of	All Other Option Awards: Number of Securities	Exercise or Base Price of Option	Grant Date Fair
Name	Grant Date	Committee Action	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Shares of Stock or Units (#)(3)	Underlying Options (#)	Awards ($/Sh)	Value of Stock and Option Awards ($)
Mark J. Gliebe	5/11/2016	4/24/2016				—	28,025	56,050				1,452,805
	5/11/2016	4/24/2016							25,275			1,451,543
	5/11/2016	4/24/2016								98,350	57.43	1,496,596
			0	1,146,000	2,292,000

Charles A. Hinrichs	5/11/2016	4/24/2016				—	6,700	13,400				347,333
	5/11/2016	4/24/2016							6,025			346,016
	5/11/2016	4/24/2016								23,475	57.43	357,220
			0	375,000	750,000

Jonathan J. Schlemmer	5/11/2016	4/24/2016				—	7,825	15,650				405,573
	5/11/2016	4/24/2016							7,075			406,317
	5/11/2016	4/24/2016								27,500	57.43	418,469
			0	472,000	944,000

Terry R. Colvin	5/11/2016	4/24/2016				—	2,500	5,000				129,564
	5/11/2016	4/24/2016							2,275			130,653
	5/11/2016	4/24/2016								8,825	57.43	134,290
			0	216,000	432,000

John M. Avampato	5/11/2016	4/24/2016				—	1,950	3,900				101,034
	5/11/2016	4/24/2016							1,750			100,503
	5/11/2016	4/24/2016								6,825	57.43	103,856
			0	168,500	337,000

(1)         These columns reflect the estimated future payouts at the time these awards were granted under the ICP, based on the base salaries that become effective on April 1, 2016.  The amounts earned under these awards based on performance during fiscal year 2016 are shown in the “Non-Equity Incentive Compensation” column for fiscal year 2016 in the Summary Compensation Table.

(2)         These columns show the range of potential payouts for the PSUs that we described in the section titled “The Elements of Total Compensation — Long-Term Incentives” in the Compensation Discussion and Analysis. The number of PSUs that are earned, if any, will be based on performance for fiscal years 2016 to 2018 and will be determined after the end of fiscal year 2018.

(3)         The amounts shown in this column reflect the number of RSUs we granted to each NEO pursuant to our 2013 Equity Incentive Plan.

Equity Incentive Plan Awards

As reflected in the tables above, the Committee granted equity-based awards to our NEOs in 2016.  The Committee granted these awards under our 2013 Equity Incentive Plan, or the 2013 Plan.  Our equity incentive plans are administered by the Committee with respect to key employee participants, and the Committee generally has the authority to set the terms of awards under the plans except to the extent the plans specify such terms.

Effective May 2016, the Committee awarded the RSUs indicated in the table above under the 2013 Plan.  Pursuant to its practice of granting equity-based awards only during an “open window” period following the release of our quarterly or annual financial results, the Committee awarded these RSUs with an effective grant date of May 11, 2016, which was the beginning of the first open window period following the Committee’s action. These RSUs had a grant date fair value of $57.43 per share as determined pursuant to ASC Topic 718, which is equal to the closing market price of a share of our common stock on the date of grant.  All of the units granted to our NEOs during 2016 remain subject to forfeiture for three years following the date of grant.

The Committee also granted the SARs shown in the table above under the 2013 Plan at a per share base price of $57.43.  Pursuant to its practice of granting equity-based awards only during an “open window” period following the release of our quarterly or annual financial results, the Committee awarded these SARs with an effective grant date of May 11, 2016, which was the beginning of the first open window period following the Committee’s action.  The base price of the SARs equals the closing market price of a share of our common stock on the date of grant.  The SARs vest and become exercisable over a five-year period, with 40% vesting on the second anniversary of the grant date and 20% vesting on each of the third, fourth and fifth anniversaries of the grant date.  The SARs will expire on May 11, 2026.

The Committee also granted the PSUs shown in the table above under the 2013 Plan.  The Committee approved the performance goals and maximum potential values for the awards in early 2016, and determined the final terms for the grants in April 2016. The PSUs have a three-year performance period, from fiscal year 2016 to fiscal year 2018, and will be earned or forfeited based on a performance metric of total shareholder return relative to our peer group.

Awards under the 2013 Plan and any rights under such awards are generally not assignable, alienable, saleable or transferable by participants.

Incentive Compensation Plan Cash Awards

As reflected in the non-equity incentive columns of the tables above, our NEOs participated in the ICP, which is designed to promote the maximization of shareholder value over the long term, during fiscal 2016.  The ICP provides annual cash incentive opportunities to our executives if the company meets or exceeds certain financial target metrics during the fiscal year.  Company performance above target earns an annual cash incentive more than the target annual cash incentive while company performance below target earns an annual cash incentive less than the target annual cash incentive.  Under the ICP, the annual cash incentives earned up to 100% of the target amount are fully paid in cash following the end of that year.

Annual cash incentive amounts earned above 100% of the target amount are paid in installments, with one-third of the above-target amount being paid to the participant in cash after the end of each of the following three years, as long as the NEO’s employment with us has not been voluntarily terminated (other than upon retirement) or terminated for cause.  We do not credit participants with interest on amounts subject to payment in installments.  In 2016, the percent of target annual cash incentive actually earned was below 100%.  Therefore, none of the annual cash incentives were deferred.

Supplemental Retirement Plans

The column entitled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table includes amounts attributable to the change in the actuarial present value of the respective accumulated benefits under the Target Supplemental Retirement Plan for each of the NEOs.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information on outstanding stock options, SARs and other equity-based awards held by our NEOs on December 31, 2016, including the number of shares underlying both exercisable and unexercisable portions of each stock option and SAR as well as the exercise or grant price and expiration date of each outstanding option and SAR.

OUTSTANDING EQUITY AWARDS AT FISCAL 2016 YEAR-END

	Option Awards (1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)

Mark J. Gliebe	35,000	0		42.28	5/2/2018
	35,000	0		42.65	5/8/2019
	43,500	0		61.36	5/5/2020
	65,000	0		72.29	5/4/2021
	79,680	19,920	(4)	63.56	5/3/2022
	38,310	25,540	(5)	64.99	5/2/2023
	22,260	33,390	(6)	75.76	5/7/2024
	0	64,800	(7)	78.15	5/12/2025
	0	98,350	(8)	57.43	5/11/2026
						68,650	(9)	4,754,103	75,600	5,235,300

Charles A. Hinrichs	20,000	0		72.29	5/4/2021
	20,000	5,000	(10)	63.56	5/3/2022
	8,775	5,850	(11)	64.99	5/2/2023
	5,070	7,605	(12)	75.76	5/7/2024
	0	15,475	(13)	78.15	5/12/2025
	0	23,475	(14)	57.43	5/11/2026
						16,150	(15)	1,118,388	18,050	1,249,963

	Option Awards (1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)

Jonathan J. Schlemmer	6,000	0		42.28	5/2/2018
	6,000	0		42.65	5/8/2019
	6,000	0		61.36	5/5/2020
	16,500	0		72.29	5/4/2021
	20,800	5,200	(16)	63.56	5/3/2022
	9,720	6,480	(17)	64.99	5/2/2023
	5,920	8,880	(18)	75.76	5/7/2024
	0	17,675	(19)	78.15	5/12/2025
	0	27,500	(20)	57.43	5/11/2026
						18,775	(21)	1,300,169	20,950	1,450,788

Terry R. Colvin	9,000	0		42.28	5/2/2018
	15,000	0		42.65	5/8/2019
	12,000	0		61.36	5/5/2020
	8,000	0		72.29	5/4/2021
	6,520	1,640	(22)	63.56	5/3/2022
	3,075	2,050	(23)	64.99	5/2/2023
	1,890	2,835	(24)	75.76	5/7/2024
	0	5,675	(25)	78.15	5/12/2025
	0	8,825	(26)	57.43	5/11/2026
						6,025	(27)	417,231	5,600	387,800

John M. Avampato	6,000	0		42.65	5/8/2019
	6,000	0		61.36	5/5/2020
	6,000	0		72.29	5/4/2021
	5,200	1,300	(28)	63.56	5/3/2022
	2,325	1,550	(29)	64.99	5/2/2023
	1,440	2,160	(30)	75.76	5/7/2024
	0	4,500	(31)	78.15	5/12/2025
	0	6,825	(32)	57.43	5/11/2026
						4,650	(33)	322,013	5,675	392,994

(1)         Exercisable stock options are vested.  Unexercisable stock options vest as noted.

(2)

RSUs vest as noted. PSUs are shown in the table at their maximum levels. Although performance through the end of fiscal year 2016 was below the target level, it is possible that an amount above the target could be earned in the performance period. PSUs vest as follows: For Mr. Gliebe: 19,550 units will vest based on performance through the end of fiscal year 2017 and 56,050 units will vest based on performance through the end of fiscal year 2018. For Mr. Hinrichs: 4,650 units will vest based on performance through the end of fiscal year 2017 and 13,400 units will vest based on performance through the end of fiscal year 2018. For Mr. Schlemmer: 5,300 units will vest based on performance through the end of fiscal year 2017 and 15,650 units will vest based on performance through the end of fiscal year 2018. For Mr. Colvin: 1,700 units will vest based on performance through the end of fiscal year 2017 and 3,900 units will vest based on performance through the end of fiscal year 2018. For Mr. Avampato, 675 units will vest based on performance through the end of fiscal year 2017 and 5,000 units will vest based on performance through the end of fiscal year 2018.

(3)	Based on $69.25 per share closing price of our common stock on the New York Stock Exchange on the last trading day of our fiscal year 2016.
(4)	These SARs vest with respect to 19,920 shares on 5/3/2017.
(5)	These SARs vest with respect to 12,770 shares on each of 5/2/2017 and 5/2/2018.
(6)	These SARs vest with respect to 11,130 shares on each of 5/7/2017, 5/7/2018 and 5/7/2019.
(7)	These SARs vest with respect to 25,920 shares on 5/12/2017 and 12,960 shares on each of 5/12/2018, 5/12/2019 and 5/12/2020.
(8)	These SARS vest with respect to 9,390 shares on 5/11/2018 and 4,695 shares on each of 5/11/2019, 5/11/2020 and 5/11/2021.
(9)	20,850 shares vest on 5/7/2017, 22,525 shares vest on 5/12/2018 and 25,275 shares vest on 5/11/2019.
(10)	These SARs vest with respect to 5,000 shares on 5/3/2017.
(11)	These SARs vest with respect to 2,925 shares on each of 5/2/2017 and 5/2/2018.
(12)	These SARs vest with respect to 2,535 shares on each of 5/7/2017, 5/7/2018 and 5/7/2019.
(13)	These SARs vest with respect to 6,190 shares on 5/12/2017 and 3,095 shares on each of 5/12/2018, 5/12/2019 and 5/12/2020.
(14)	These SARS vest with respect to 9,390 shares on 5/11/2018 and 4,695 shares on each of 5/11/2019, 5/11/2020 and 5/11/2021.
(15)	4,750 shares vest on 5/7/2017, 5,375 shares vest on 5/12/2018 and 6,025 shares vest on 5/11/2019.
(16)	These SARs vest with respect to 5,200 shares on 5/3/2017.
(17)	These SARs vest with respect to 3,240 shares on each of 5/2/2017 and 5/2/2018.
(18)	These SARs vest with respect to 2,960 shares on each of 5/7/2017, 5/7/2018 and 5/7/2019.
(19)	These SARs vest with respect to 7,070 shares on 5/12/2017 and 3,535 shares on each of 5/12/2018, 5/12/2019 and 5/12/2020.
(20)	These SARs vest with respect to 11,000 shares on 5/11/2018 and 5,500 shares on each of 5/11/2019, 5/11/2020 and 5/11/2021.
(21)	5,550 shares vest on 5/7/2017, 6,150 shares vest on 5/12/2018 and 7,075 shares vest on 5/11/2019.
(22)	These SARs vest with respect to 1,640 shares on each of 5/3/2016 and 5/3/2017.
(23)	These SARs vest with respect to 1,025 shares on each of 5/2/2016, 5/2/2017 and 5/2/2018.
(24)	These SARs vest with respect to 1,890 shares on 5/7/2016, and 945 shares on each of 5/7/2017, 5/7/2018 and 5/7/2019.
(25)	These SARs vest with respect to 2,270 shares on 5/12/2017 and 1,135 shares on each of 5/12/2018, 5/12/2019 and 5/12/2020.
(26)	These SARs vest with respect to 3,530 shares on 5/11/2018 and 1,765 shares on each of 5/11/2019, 5/11/2020 and 5/11/2021.
(27)	1,775 shares vest on 5/7/2017, 1,975 shares vest on 5/12/2018 and 2,275 shares vest on 5/11/2019.
(28)	These SARs vest with respect to 1,300 shares on 5/3/2017.
(29)	These SARs vest with respect to 775 shares on each of 5/2/2017 and 5/2/2018.
(30)	These SARs vest with respect to 720 shares on each of 5/7/2017, 5/7/2018 and 5/7/2019.
(31)	These SARs vest with respect to 1,800 shares on 5/12/2017 and 900 shares on each of 5/12/2018, 5/12/2019 and 5/12/2020.
(32)	These SARs vest with respect to 2,730 shares on 5/11/2018 and 1,365 shares on each of 5/11/2019, 5/11/2020 and 5/11/2021.
(33)	1,350 shares vest on 5/7/2017, 1,550 shares vest on 5/12/2018 and 1,750 shares vest on 5/11/2019.

Option Exercises and Stock Vested

The following table sets forth information relating to the number of stock options and SARs exercised and the stock awards that vested during the last fiscal year for each of our NEOs on an aggregate basis.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2016

	Stock Option Awards		Restricted Stock Awards
Name of Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark J. Gliebe	35,000	493,150	23,400	1,521,936
Charles A. Hinrichs	—	—	5,350	347,964
Jonathan J. Schlemmer	6,000	121,680	5,950	386,988
Terry R. Colvin	15,000	331,425	1,875	121,950
John M. Avampato	17,774	295,619	1,425	92,682

Retirement Benefits (Target Supplemental Retirement Plan)

The following table sets forth the actuarial present value of each NEO’s accumulated benefit under each non-tax-qualified defined benefit plan, assuming benefits are paid at normal retirement age based on current levels of compensation.  The valuation method and all material assumptions applied in quantifying the present value of the current accumulated benefit for each of our NEOs are included under the caption “Retirement and Post-Retirement Plans” in Note 8 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2016 and such information is incorporated herein by reference.  The table also shows the number of years of credited service under each such plan, computed as of the same pension plan measurement date used in our audited financial statements for the year ended December 31, 2016.  The table also reports any pension benefits paid to each NEO during the year.

PENSION BENEFITS FOR FISCAL 2016

Name	Plan name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
Mark J. Gliebe	Regal Beloit Target Supplemental Retirement Plan (non-qualified)	35	10,809,544	(1)	0

Charles A. Hinrichs	Regal Beloit Target Supplemental Retirement Plan (non-qualified)	6	680,566		0

Jonathan J. Schlemmer	Regal Beloit Target Supplemental Retirement Plan (non-qualified)	8	1,156,277		0

Terry R. Colvin	Regal Beloit Target Supplemental Retirement Plan (non-qualified)	10	792,859		0

John M. Avampato	Regal Beloit Target Supplemental Retirement Plan (non-qualified)	10	727,582		0

(1)         In addition to the twelve years that Mr. Gliebe has been employed by us, he has been credited under the Regal Beloit Target Supplemental Retirement Plan with the 23 years for which he had credit under his previous employer’s retirement plan.  When Mr. Gliebe’s benefits are paid under the Target Supplemental Retirement Plan, we will deduct from the benefit owed to Mr. Gliebe those amounts paid by his previous employer under the previous employer’s retirement plan.

Target Supplemental Retirement Plan

Each of our NEOs participates in the Target Supplemental Retirement Plan, or the Supplemental Plan.  The Supplemental Plan limits participants to officers and other key employees selected by the Committee.  The purpose of the Supplemental Plan is to provide replacement income for executives which is comparable, on a percentage basis, to the retirement income that other employees are entitled to receive and to provide competitive retirement benefits as compared to our peer group of companies.  The Supplemental Plan does this by supplementing retirement income which is lost to higher paid employees due to Social Security caps and limits on income considered for our qualified retirement plans.  Under the Supplemental Plan, participants are entitled, upon retirement, to receive a target supplemental retirement benefit.  This benefit ensures that a participant receives an annual pension benefit that provides up to a maximum of 60% of compensation replacement by paying a benefit that is equal to two percent of the participant’s average annual earnings, which is comprised of the participant’s base salary (including any base salary that the participant waived) and target annual cash incentives, including annual cash incentives pursuant to the ICP or former SVA Cash Incentive Plan, during the final five years of service with our company, multiplied by the participant’s years of service with our company (up to a maximum of 30 years), less the participant’s Social Security retirement benefit.  For Mr. Gliebe, the monthly pension benefit payable under the Supplemental Plan is reduced by the amount payable to Mr. Gliebe under his previous employer’s retirement plan.  For Mr. Schlemmer, the monthly pension benefit payable under the Supplemental Plan is reduced by the amount payable to Mr. Schlemmer under the Management Supplemental Retirement Plan (discussed below).

To be eligible to receive benefits under the Supplemental Plan upon termination, a participant must have a minimum of 10 years of continuous service and to have reached the age of at least 58 or to have reached the age of 65.  The Committee has discretion to grant additional years of service and/or revise the retirement age requirement for a participant to qualify for benefits.  As part of the compensation package we offered Mr. Hinrichs when he joined our company in 2010, we reduced the years of continuous service required for him to be eligible to receive a retirement benefit under the Supplemental Plan to 7.5 years.  Mr. Colvin is eligible to receive benefits under the Supplemental Plan because he has at least 10 years of continuous service and has reached the age of at least 58.

Management Supplemental Retirement Plan

Prior to April 10, 2012, Mr. Schlemmer did not participate in the Target Supplemental Retirement Plan.  Instead, he participated in a plan that was designed to provide a supplemental retirement income benefit for certain employees who were disadvantaged by the freezing of the Marathon Electric Salaried Employees’ Pension Plan at the end of 2008, which we refer to as the “Management Plan.”  The Management Plan supplemented retirement income which was lost as a result of the freezing of the Marathon Electric Salaried Employees’ Pension Plan. Under that plan, eligible participants are entitled to receive a target supplemental retirement benefit that is equal to a specified percent (0.6743% in the case of Mr. Schlemmer) of the participant’s final average annual earnings, which is the average of the participant’s annual base salary during the final five years of service with our company, multiplied by the participant’s years of service with our company on and after January 1, 2009 (up to a maximum of 30 years).

A participant may be eligible to receive benefits under the Management Plan upon the earliest to occur of (i) completion of a minimum of 7 years of vesting service, (ii) completion of a minimum of 10 years of vesting service and having reached the age of at least 58, (iii) having reached the age of 65, or (iv) becoming disabled.  Certain participants, including Mr. Schlemmer, receive credit for years of vesting service completed with our company and with their previous employer, General Electric Company.  The Committee has discretion to grant additional years of vesting service and/or revise the retirement age requirement for a participant to qualify for benefits, which discretion has never been exercised.

On April 10, 2012, the Committee approved the participation by Mr. Schlemmer in the Target Supplemental Retirement Plan. To reflect his earlier participation in the Management Plan, the monthly pension benefit payable to Mr. Schlemmer under the Target Supplemental Retirement Plan will be reduced by the amount payable to him under the Management Plan.  This reduction is reflected in the terms of the Participation Agreement that Mr. Schlemmer executed in connection with his participation in the Target Supplemental Retirement Plan.

Potential Payments on a Termination or Change in Control

We have no employment agreements with any of our NEOs that provide for any benefits prior to a change in control of our company.  We have entered into agreements and maintain plans that require us to provide certain benefits to our NEOs if we undergo a change in control and if the employment of our NEOs terminates or is adversely affected under circumstances specified in the agreements and plans.

Termination of Employment Prior to a Change in Control

Under our equity incentive plans, if a NEO’s employment with us terminates for any reason other than “cause,” all outstanding stock option and SAR awards generally expire on approximately the 90th day following the termination, and all unvested restricted stock and PSU awards are forfeited, subject, under certain circumstances, to exceptions permitted by the Committee.  If a NEO’s employment is terminated for cause, restricted stock and PSU awards that have not vested are generally forfeited immediately, and each unexpired and uncancelled stock option or SAR award, to the extent not previously exercised, terminates immediately.  “Cause” is defined under our equity incentive plans as (i) the participant’s commission of any felony; (ii) the participant’s fraud, dishonesty, theft, embezzlement, disclosure of trade secrets or confidential information or (iii) other acts or omissions by the participant that result in a breach of any fiduciary duty the participant owes to us.

Change in Control without Termination of Employment

Other than the protections provided by our equity incentive plans, we do not maintain any formal severance program for our NEOs outside of the context of a change in control of our company.  In the context of a change in control, however, our key executive employment and termination agreements with each of our NEOs as well as our equity incentive plans require us to provide certain benefits to covered NEOs.  The agreements also provide for enhanced benefits if the employment of the covered NEOs terminates in connection with a change in control of our company.  A change in control under our agreements with our NEOs and our existing equity incentive plans generally means any of the following: (i) a person or entity acquires 20% or more of our common stock, (ii) a change occurs in the composition of the board of directors that is not approved by at least two-thirds of the existing directors, (iii) our shareholders approve a merger, consolidation or share exchange other than one that would result in less than a 50% change in ownership of us as the surviving entity, or (iv) our shareholders approve a plan for our dissolution or liquidation.

Under our agreements with our NEOs, upon a change in control, we are required to cause all restrictions on any restricted stock awards made to the NEO prior to the change in control to lapse and to fully and immediately vest all stock options and SARs granted to the NEO prior to the change in control.  We are also required, after the change in control, generally to maintain base salaries, fringe benefits, and incentive compensation opportunities at a level equivalent to or higher than the level at which we provided such benefits prior to the change in control.

In the event of a change in control, awards granted under our 2013 Equity Incentive Plan are subject to “double-trigger” vesting in a change in control transaction, which means that, if the surviving entity in the transaction agrees to assume the awards, vesting continues and is accelerated only upon a termination of employment without cause or for good reason. If awards are not assumed, then vesting accelerates and performance awards pay out at the higher of trend or target.  Awards granted prior to fiscal year 2013 under our 2003 Equity Incentive Plan, or the 2003 Plan, and the 2007 Equity Incentive Plan, or the 2007 Plan, are subject to different treatment in a change-in-control transaction.  Under the 2003 Plan and the 2007 Plan, in the event of a change-in-control, any participant holding a stock option or SAR may exercise the option or SAR in full, even if the option was not otherwise exercisable, and has the right to receive, upon sixty days’ written notice to us after the change in control, cash equal to the excess of the change in control price of the shares covered under the surrendered option or SAR over the exercise or base price of the surrendered options or SARs.  On the date of the change in control, any unvested restricted stock awards held by a participant under the 2003 Plan or the 2007 Plan vest in full and each participant has the right, upon sixty days’ written notice to us, to receive, in exchange for the surrender of the restricted stock awards, an amount of cash equal to the change in control price of the restricted stock awards.

If the change in control transaction would trigger the adjustment provisions of our existing equity incentive plans, because, under our 2003 Plan, it is a recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares, or because, under the 2007 Plan or the 2013 Plan, it is a merger, specified subdivision, combination or dividend of shares, a cash dividend meeting certain requirements, or other event that, in the judgment of the Board or the Committee requires an adjustment to prevent dilution or enlargement of the benefits under the 2007 Plan or the 2013 Plan, the Committee or the Board may make appropriate adjustments to prevent dilution or enlargement of the benefits or potential benefits available under our equity incentive plans.  Under the adjustment provision, the Committee may also determine a cash payment amount to be paid to the holder of any outstanding award in exchange for cancellation of all or a part of the award.  However, under the 2003 Plan, if the event or transaction creates a change in control, then any such payment must be the greatest amount the participant could have received under the change in control provisions described above and, if the Committee determines it is necessary, each share subject to an award may be substituted by the number and kind of shares, other securities, cash or other property to which holders of our common stock are or will be entitled pursuant to the transaction.

Termination of Employment Connected to a Change in Control

The severance benefits provided under our agreements with our current NEOs are triggered if, during the period starting six months before and ending, in the case of Messrs. Gliebe and Hinrichs, three years or, in the case of Messrs. Schlemmer, Colvin and Avampato, two years, after a change in control of our company, the executive’s employment is terminated.  If the executive’s employment is terminated for cause, or as a consequence of death or disability, our obligations under the agreement are limited to the payment of amounts already earned, plus a prorated portion of any bonus, including annual cash incentives under the Annual Cash Incentive Plan, assuming the performance goal for such bonus had been attained.  We may terminate the executive for “cause” under these agreements if he (i) engages in intentional conduct not taken in good faith that has caused us demonstrable and serious financial injury, (ii) is convicted of a felony which substantially impairs the executive’s ability to perform his duties, or (iii) willfully and unreasonably refuses to perform his duties or responsibilities.

If the executive’s employment is terminated other than for cause or as a result of death or disability, or by the executive with good reason, our full obligations under the agreement will be triggered.  The executive may terminate his employment with “good reason” under the agreements if

•                  we breach the terms of the agreement;

•                  we reduce the executive’s base salary, annual cash incentive opportunity or benefits;

•                  we remove the executive from positions within our company;

•                  the executive determines in good faith that there has been a material adverse change in his working conditions or status;

•                  we relocate the executive; or

•                  we require the executive to travel 20% more frequently than prior to the change in control.

Under the agreements, the executive will receive a termination payment that is equal to, in the case of Messrs. Gliebe and Hinrichs, three times or, in the case of Messrs. Schlemmer, Colvin and Avampato, two times the sum of (1) the executive’s annual base salary then in effect (2) the higher of (i) the executive’s annual cash incentive target bonus for the fiscal year of the termination, which includes annual cash incentive payments under the ICP, or (ii) the annual cash incentive received in the year prior to the change in control and (3) the value of all fringe benefits.  The agreements with Messrs. Gliebe and Colvin, but not the agreements with Messrs. Hinrichs, Schlemmer  and Avampato also contain a gross-up provision, which provides for additional payments to the executives to compensate them for any excise taxes on payments related to the change in control that may be imposed on the executives under the Internal Revenue Code.  We have adopted a policy prohibiting such gross-up provisions in future change of control and severance agreements with executive officers, and this policy applied to the agreements we entered into with Messrs. Hinrichs, Schlemmer and Avampato.

The executive also will receive outplacement services, health and life insurance for up to, in the case of Messrs. Gliebe and Hinrichs, three years, or, in the case of Messrs. Schlemmer, Colvin and Avampato  two years, and the reimbursement of certain accounting and legal fees related to calculating the tax impact of these payments.  We will also waive any minimum years of service requirements with respect to supplemental retirement programs, including the Target Supplemental Retirement Plan, and will make a payment equal to the value of any additional retirement benefits the executive would receive if he had remained employed for, in the case of Messrs. Gliebe and Hinrichs, three years, or in the case of Messrs. Schlemmer, Colvin and Avampato two years.  The executive will also be credited with, in the case of Messrs. Gliebe and Hinrichs, three years’ or, in the case of Messrs. Schlemmer, Colvin and Avampato two years’ additional service under any post-retirement welfare benefit plan that we maintain.  Finally, we will pay any performance awards granted under a long-term incentive plan at target as if all performance requirements were met, but offset by any amount paid upon the change in control under the same award.  We do not currently maintain any long-term cash incentive plan and no awards are outstanding to our NEOs under any such plan.

Tables Summarizing Payments Upon Termination or Change in Control

The following tables describe the potential payments upon termination and change in control.  These tables assume that the triggering event or events occurred on December 31, 2016, the last day of our fiscal year, and the price per share of our common stock was $69.25, the closing market price on the last trading day prior to that date.

The following table sets forth certain information relating to the compensation of Mr. Gliebe, our Chairman and Chief Executive Officer, upon a change in control of our company and following a termination of Mr. Gliebe’s employment.  Mr. Gliebe is not currently eligible for either early retirement or normal retirement.  Accordingly, the table omits terminations under those circumstances.

Executive Benefits and Payments Upon Change in Control or Termination	Voluntary Termination	Involuntary Not for Cause Termination(1)	For Cause Termination	Change in Control without Termination	Involuntary or Good Reason Termination / Change in Control (2)	Death or Disability
Compensation:
Current Year ICP Annual Cash Incentive		$585,606			$585,606	$585,606
Termination Payment					6,391,194
Target Supplemental Plan(3)					11,619,507
Restricted Stock
Unvested and Accelerated				$4,754,013	4,754,013	4,754,013
Stock Appreciation Rights
Unvested and Accelerated				1,384,642	1,384,642	1,384,642
Performance Share Units
Unvested and Accelerated				6,540,663	6,540,663	3,495,768
Benefits and Perquisites:
Cash Payment Under Retirement Plans(4)					931,387
Post-termination Health & Life Insurance					67,593
Life Insurance Proceeds(5)						600,000
Disability(6)						393,000
Accrued Vacation Pay	$73,462	73,462	$73,462		73,462	73,462
Accounting and Legal Services					15,000
Outplacement Services					95,500
280G Tax Gross-up					7,703,427
Total:	$73,462	$659,068	$73,462	$12,679,318	$40,166,388	$11,290,885	(7)

(1)                   Assumes the executive’s employment is terminated by us without cause or by the executive with good reason not in connection with a change in control of our company.

(2)                   Assumes the executive’s employment is terminated by us without cause or by the executive with good reason in connection with a change in control of our company.

(3)                   Present value of annuity commencing on retirement and paid monthly for 15 years.

(4)                   Reflects a cash payment that is equal to the value of additional retirement benefits that the executive would have received if he remained employed with us for an additional three years.

(5)                   Life insurance death benefit payable only in event of death.  The amount shown reflects only the enhanced death benefits over those offered to employees generally.

(6)                   Disability benefit payable only in event of disability.  The amount shown reflects only the enhanced disability benefits that would be payable to the executive over the course of a year compared with the disability benefits to which non-executive officer salaried employees would receive over the same period.

(7)                   The total amount shown is larger than the amount the executive would receive on a termination of employment in the event of death or disability because it includes both amounts that would be payable only on death and amounts that would be payable only on disability.

The following table sets forth certain information relating to the compensation of Mr. Hinrichs, our Vice President and Chief Financial Officer, upon a change in control of our company and following a termination of Mr. Hinrichs’ employment.  Mr. Hinrichs is not currently eligible for either early retirement or normal retirement.  Accordingly, the table omits terminations under those circumstances.

Executive Benefits and Payments Upon Change in Control or Termination	Voluntary Termination	Involuntary Not for Cause Termination(1)	For Cause Termination	Change in Control without Termination	Involuntary or Good Reason Termination / Change in Control (2)	Death or Disability
Compensation:
Current Year ICP Annual Cash Incentive		$191,625			$191,625	$191,625
Termination Payment					2,691,891
Target Supplemental Plan(3)					714,935
Restricted Stock
Unvested and Accelerated				$1,118,388	1,118,388	1,118,388
Stock Appreciation Rights
Unvested and Accelerated				330,846	330,846	330,846
Performance Share Units
Unvested and Accelerated				1,547,738	1,547,738	820,353
Benefits and Perquisites:
Cash Payment Under Retirement Plans(4)					699,507
Post-termination Health & Life Insurance					44,040
Life Insurance Proceeds(5)						550,000
Disability(6)						120,000
Accrued Vacation Pay	$38,462	38,462	38,462		38,462	38,462
Accounting and Legal Services					15,000
Outplacement Services					50,000
280G Tax Cutback
Total:	$38,462	$230,087	$38,462	$2,996,972	$7,442,432	$3,169,674	(7)

(1)             Assumes the executive’s employment is terminated by us without cause or by the executive with good reason not in connection with a change in control of our company.

(2)             Assumes the executive’s employment is terminated by us without cause or by the executive with good reason in connection with a change in control of our company.

(3)             Present value of annuity commencing on retirement and paid monthly for 15 years.

(4)             Reflects a cash payment that is equal to the value of additional retirement benefits that the executive would have received if he remained employed with us for an additional three years.

(5)             Life insurance death benefit payable only in event of death.  The amount shown reflects only the enhanced death benefits over those offered to employees generally.

(6)             Disability benefit payable only in event of disability.  The amount shown reflects only the enhanced disability benefits that would be payable to the executive over the course of a year compared with the disability benefits to which non-executive officer salaried employees would receive over the same period.

(7)             The total amount shown is larger than the amount the executive would receive on a termination of employment in the event of death or disability because it includes both amounts that would be payable only on death and amounts that would be payable only on disability.

The following table sets forth certain information relating to the compensation of Mr. Schlemmer, our Chief Operating Officer, upon a change in control of our company and following a termination of Mr. Schlemmer’s employment.  Mr. Schlemmer is not currently eligible for either early retirement or normal retirement.  Accordingly, the table omits terminations under those circumstances.

Executive Benefits and Payments Upon Change in Control or Termination	Voluntary Termination	Involuntary Not for Cause Termination(1)	For Cause Termination	Change in Control without Termination	Involuntary or Good Reason Termination / Change in Control (2)	Death or Disability
Compensation:
Current Year ICP Annual Cash Incentive		$241,192			$241,192	$241,192
Termination Payment					2,163,446
Target Supplemental Plan(3)					1,338,326
Restricted Stock
Unvested and Accelerated				$1,300,169	1,300,169	1,300,169
Stock Appreciation Rights
Unvested and Accelerated				382,243	382,243	382,243
Performance Share Units
Unvested and Accelerated				1,797,038	1,797,038	950,546
Benefits and Perquisites:
Cash Payment Under Retirement Plans(4)					650,275
Post-termination Health & Life Insurance					40,678
Life Insurance Proceeds(5)						550,000
Disability(6)						174,000
Accrued Vacation Pay	$45,385	45,385	$45,385		45,385	45,385
Accounting and Legal Services					15,000
Outplacement Services					59,000
280G Tax Cutback
Total:	$45,385	$286,577	$45,385	$3,479,450	$8,032,752	$3,643,535	(7)

(1)                   Assumes the executive’s employment is terminated by us without cause or by the executive with good reason not in connection with a change in control of our company.

(2)                   Assumes the executive’s employment is terminated by us without cause or by the executive with good reason in connection with a change in control of our company.

(3)                   Present value of annuity commencing on retirement and paid monthly for 15 years.

(4)                   Reflects a cash payment that is equal to the value of additional retirement benefits that the executive would have received if he remained employed with us for an additional two years.

(5)                   Life insurance death benefit payable only in event of death.  The amount shown reflects only the enhanced death benefits over those offered to employees generally.

(6)                   Disability benefit payable only in event of disability.  The amount shown reflects only the enhanced disability benefits that would be payable to the executive over the course of a year compared with the disability benefits to which non-executive officer salaried employees would receive over the same period.

(7)                   The total amount shown is larger than the amount the executive would receive on a termination of employment in the event of death or disability because it includes both amounts that would be payable only on death and amounts that would be payable only on disability.

The following table sets forth certain information relating to the compensation of Mr. Colvin, our Vice President, Corporate Human Resources, upon a change in control of our company and following a termination of Mr. Colvin’s employment.

Executive Benefits and Payments Upon Change in Control or Termination	Voluntary Termination/ Retirement	Involuntary Not for Cause Termination(1)	For Cause Termination	Change in Control without Termination	Involuntary or Good Reason Termination / Change in Control (3)	Death or Disability
Compensation:
Current Year ICP Annual Cash Incentive		$110,376			$110,376	$110,376
Termination Payment					1,196,614
Target Supplemental Plan(3)	$792,859	792,859		$792,859	792,859	792,859
Restricted Stock
Unvested and Accelerated				417,231	417,231	417,231
Stock Appreciation Rights
Unvested and Accelerated				122,376	122,376	122,376
Performance Share Units
Unvested and Accelerated				498,600	498,600	278,853
Benefits and Perquisites:
Cash Payment Under Retirement Plans					371,052
Post-termination Health & Life Insurance					30,560
Life Insurance Proceeds(4)						550,000
Disability(5)						36,000
Accrued Vacation Pay	27,692	27,692	$27,692		27,692	27,692
Accounting and Legal Services					15,000
Outplacement Services					36,000
280G Tax Gross-up					891,768
Total:	$820,551	$930,927	$27,692	$1,831,066	$4,510,128	$2,335,387	(6)

(1)                   Assumes the executive’s employment is terminated by us without cause or by the executive with good reason not in connection with a change in control of our company.

(2)                   Assumes the executive’s employment is terminated by us without cause or by the executive with good reason in connection with a change in control of our company.

(3)                   Present value of annuity commencing on retirement and paid monthly for 15 years.

(4)                   Life insurance death benefit payable only in event of death.  The amount shown reflects only the enhanced death benefits over those offered to employees generally.

(5)                   Disability benefit payable only in event of disability.  The amount shown reflects only the enhanced disability benefits that would be payable to the executive over the course of a year compared with the disability benefits to which non-executive officer salaried employees would receive over the same period.

(6)                   The total amount shown is larger than the amount the executive would receive on a termination of employment in the event of death or disability because it includes both amounts that would be payable only on death and amounts that would be payable only on disability.

The following table sets forth certain information relating to the compensation of Mr. Avampato our Vice President and Chief Information Officer, upon a change in control of our company and following a termination of Mr. Avampato’s employment.  Mr. Avampato is not currently eligible for either early retirement or normal retirement.  Accordingly, the table omits terminations under those circumstances.

Executive Benefits and Payments Upon Change in Control or Termination	Voluntary Termination	Involuntary Not for Cause Termination(1)	For Cause Termination	Change in Control without Termination	Involuntary or Good Reason Termination / Change in Control (2)	Death or Disability
Compensation:
Current Year ICP Annual Cash Incentive		$86,104			$86,104	$86,104
Termination Payment					1,040,768
Target Supplemental Plan
Restricted Stock
Unvested and Accelerated				$322,013	322,013	322,013
Stock Appreciation Rights
Unvested and Accelerated				94,672	94,672	94,672
Performance Share Units
Unvested and Accelerated				434,544	434,544	187,732
Benefits and Perquisites:
Cash Payment Under Retirement Plans(3)
Post-termination Health & Life Insurance					40,678
Life Insurance Proceeds(4)						550,000
Disability(5)						22,200
Accrued Vacation Pay	$25,923	25,923	$25,923		25,923	25,923
Accounting and Legal Services					15,000
Outplacement Services					33,700
280G Tax Cutback					(388,857)
Total:	$25,923	$112,027	$25,923	$851,229	$1,704,545	$1,288,644	(6)

(1)                   Assumes the executive’s employment is terminated by us without cause or by the executive with good reason not in connection with a change in control of our company.

(2)                   Assumes the executive’s employment is terminated by us without cause or by the executive with good reason in connection with a change in control of our company.

(3)                   Reflects a cash payment that is equal to the value of additional retirement benefits that the executive would have received if he remained employed with us for an additional two years.

(4)                   Life insurance death benefit payable only in event of death.  The amount shown reflects only the enhanced death benefits over those offered to employees generally.

(5)                   Disability benefit payable only in event of disability.  The amount shown reflects only the enhanced disability benefits that would be payable to the executive over the course of a year compared with the disability benefits to which non-executive officer salaried employees would receive over the same period.

(6)                   The total amount shown is larger than the amount the executive would receive on a termination of employment in the event of death or disability because it includes both amounts that would be payable only on death and amounts that would be payable only on disability.

We set forth below a description of the assumptions that we used in creating the tables above.  Unless otherwise noted, the descriptions of the payments below are applicable to all of the above tables relating to potential payments upon termination.

Current Year ICP Annual Cash Incentive

Under the ICP, in the event of a termination of the executive prior to payment, the executive is not entitled to receive any portion of the Annual Cash Incentive, although the Committee may exercise its discretion to make a payment in the event the termination is due to retirement (to the extent not inconsistent with Code Section 162(m), death or disability.

Stock Options, Restricted Stock, Restricted Stock Units and Stock Appreciation Rights

Under our equity incentive plans, in the event of a termination for death, disability or retirement, other than in connection with a change in control, our Board generally has discretion to fully vest any unvested awards.  The tables assume the Board exercises such discretion and fully vests the stock options, SARs, restricted stock and restricted stock units.  All unvested stock options, SARs, restricted stock and restricted stock units are assumed for purposes of the tables to vest upon a change in control.

Performance Share Units

Under our equity incentive plans, in the event of a termination for death, all outstanding performance awards, including PSUs, will be paid following the end of the performance period based on achievement of the performance goals as if the participant had not died, but prorated based on the portion of the performance period completed at the time of death.  In the event of a termination as a result of disability, all outstanding PSUs will be paid based on the degree to which the applicable performance goals have been attained, but prorated based on the portion of the performance period that the participant has completed at the time of termination.  Upon a change in control, unless the acquiring or surviving entity assumes or replaces the outstanding PSUs, all such units for which the performance period has not expired will be cancelled in exchange for a cash payment equal to the amount that would have been due under the units if the performance goals measured at the time of the change of control were to continue to be achieved at the same rate through the end of the performance period, or if higher, assuming the target performance goals had been met at the time of the change of control.  The tables assume the payment would be at target.

Life Insurance Proceeds

Life insurance proceeds are the death benefits on company paid life insurance.  No life insurance payments will be made in connection with a termination for disability.

Except as otherwise noted, the following items apply only to a termination in the context of a change in control for Messrs. Gliebe, Hinrichs, Schlemmer, Colvin and Avampato  We assume the termination is without cause or by the executive with good reason.  Further, we assume that the change in control and the executive’s termination of employment both occurred on December 31, 2016, the last day of our fiscal year.

Supplemental Retirement Plan

In the event of a termination related to a change in control, we will waive the years of service requirement under the Target Supplemental Retirement Plan.  Amounts reported in the table reflect the present value of the accumulated benefit, using a four and two-hundredths percent (4.02%) discount rate.

Equity Acceleration

The executive will be entitled to the vesting of all of the executive’s then unvested stock options, SARs, restricted stock and restricted stock units upon a change in control, assuming that the acquirer does not choose to assume or replace the awards, and all PSUs will be deemed earned assuming that the performance goals were achieved at the time of the change in control based on the better of then-current performance trends or target performance.

Cash Payment Under Retirement Plans

The amounts relating to the cash payments under our retirement plans in the tables above reflect the cash payment that is equal to the value of additional retirement benefits that each executive would have received if he remained employed with our company for an additional three years, in the case of Messrs. Gliebe and Hinrichs, or two years, in the case of Messrs. Schlemmer, Colvin and Avampato.

Post-Retirement Health Care Benefits

The executive will be covered under our health and life insurance for, in the case of Messrs. Gliebe and Hinrichs, three years or, in the case of Messrs. Schlemmer, Colvin and Avampato, two years, unless the executive obtains equal or greater benefits from another employer.  We have assumed the executive will not obtain benefits from another employer.

Accounting and Legal Services

We are obligated to reimburse the executive for up to $15,000 for accounting and legal services related to the calculation of the tax gross-up amount described below under “Section 280G Tax Gross-up or Cut Back.”  The tables assume the entire amount is reimbursed to the executive.

Outplacement

The executive will be entitled to receive outplacement services up to the amount that is equal to ten percent (10%) of the executive’s base salary.  The tables assume the executive will use the full amount of this benefit.

Section 280G Tax Gross-up or Cut Back

Upon a change in control of our company the executive may be subject to certain excise taxes pursuant to Section 280G of the Internal Revenue Code.  We have agreed to reimburse Messrs. Gliebe and Colvin for all excise taxes that are imposed on them under Section 280G and any income and excise taxes that are payable by them as a result of any reimbursements for Section 280G excise taxes.  We have adopted a policy prohibiting such gross-up provisions in new change of control and severance agreements with executive officers, and this policy applied to the agreements we entered into with Messrs. Hinrichs and Avampato in November 2010 and Mr. Schlemmer in May 2011.  To address Section 280G, the agreements with Messrs. Hinrichs, Avampato and Schlemmer include a “best of” provision pursuant to which, if the amounts payable under the agreement and any other of our plans or agreements with the executive would constitute an excess parachute payment and result in an excise tax being imposed on the executive, then the executive will receive either the full amount of such payments or a lesser amount such that no portion of the payments will be subject to the excise tax, whichever would result in the greater after-tax benefit to the executive.

For Messrs. Gliebe and Colvin, the total Section 280G tax gross-up amount in the above tables assumes that the executive is entitled to a full reimbursement by us of (i) any excise taxes that are imposed upon the executive as a result of the change in control, (ii) any income and excise taxes imposed upon the executive as a result of our reimbursement of the excise tax amount and (iii) any additional income and excise taxes that are imposed upon the executive as a result of our reimbursement of the executive for any excise or income taxes.  The calculation of the Section 280G gross-up amount in the above tables is based upon a Section 280G excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate and a state income tax rate of 5.0%.  For purposes of the Section 280G calculation it is assumed that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to any non-competition agreement.  The payment of the Section 280G tax gross-up will be payable to the executive for any excise tax incurred unless the executive is terminated for cause, death, disability or pursuant to a voluntary termination without good reason.  The calculation of this gross-up assumes we can prove, by clear and convincing evidence, that we did not make the equity-based awards in fiscal 2016 in connection with or contemplation of a change in control of our company.

Non-Competition

As a condition to each executive’s entitlement to receive the severance payments and other benefits described in this section, the executive is required to execute a waiver of claims and be bound by the terms of a non-competition agreement which prohibits the executive from working in a business that engages in substantial competition with us, for a period of one year from the executive’s termination of employment.  Our Board may waive this provision.  In addition, as a condition to each executive’s entitlement to participate in the ICP, the executive must agree to certain non-competition restrictions.

Risk Assessment of Compensation Policies and Practices

We seek to design our compensation policies and practices to reflect a balanced approach between incentives to achieve short-term and longer-term objectives, both of which we believe will help us achieve sustained growth and success over the long term.  While we recognize that the pursuit of our financial performance objectives and the link between the amount of compensation earned under our incentive arrangements and achievement of the objectives may lead to employee behavior that increases certain risks to our Company, we believe that we have designed our compensation programs and policies to mitigate these concerns and help to ensure that our policies and practices are consistent with our risk profile.

Our Board relies on the Committee to address significant risk exposures facing the Company with respect to compensation, with appropriate reporting of these risks to be made to the full Board.  The Committee, with the assistance of management and independent compensation consultants, periodically evaluates our compensation policies and practices to assess whether the risks arising from these policies and practices are likely to have a material adverse effect on our Company and to assess the effect on these risks of any changes to our enterprise risk profile.  The Committee did not recommend or implement any material changes in 2016 as a result of its most recent assessment, but has identified or implemented the following measures, among others, that it believes serve to mitigate any risks arising from our compensation policies and practices:

•                  We used sales growth, adjusted operating profit as a percentage of sales and working capital as a percentage of sales as the performance measures under our annual cash incentive plans for our executive officers and certain of our key non-executive officer employees in fiscal 2016 in part because these metrics tie rewards for participants to the operational performance and efficiency of our business as it is actually realized.  We believe that, because these metrics tied directly to the financial performance of our business, they also tie ultimately to the creation of long-term shareholder value.  By focusing on our operational performance and efficiency, our annual cash incentive plans have created incentives for prudent investments in assets that are capable of providing strong long-term returns.

•                  We have capped payouts under our ICP cash incentive plan for our executive officers at 200% and any cash incentive amounts earned in a year above 100% of the target amount for the year are paid over time in installments, with one-third of the above-target amount being paid to the participant in cash after the end of each of the following three years, so long as the NEO has not voluntarily terminated his or her employment with us or has been terminated for cause.  We believe that capping the maximum annual cash incentive and deferring over three years the payment of any cash incentive amounts earned above the target cash incentive value serve to limit participants’ incentives to take short-term or inappropriately risky measures to increase payouts in any given year.

•                  Our SAR, RSU and PSU awards under our long-term incentive compensation arrangements are subject to five- and three-year vesting or performance periods, respectively, which we believe fosters employee retention and further helps to mitigate incentives to take short-term risks, while encouraging our employees to focus on our sustained growth over the long term.  In addition, we have capped the payouts under the PSU awards at 200% of the target amount to limit participants’ incentives to take short-term or inappropriately risky measures to increase payouts in any given year.

•                  We have implemented stock ownership guidelines for certain executives, including our NEOs, which we believe help to focus our executives on long-term stock price appreciation and sustainability.

•                  We have adopted a clawback policy requiring us to recoup incentive compensation paid to our executive officers on the basis of financial results that are subsequently subject to a material restatement.

•                  We have adopted a policy prohibiting our employees, including our NEOs, from trading in puts, calls and other derivative securities relating to our common stock.  The prohibition includes the purchase of any financial instruments designed to hedge or offset any decease in the market value of our common stock.

In addition to the ICP annual cash incentive plan discussed above, we maintain revenue-based sales incentive compensation programs for certain of our non-executive officer employees at select business units or functions. The eligible employees are generally engaged in sales functions and our general philosophy regarding their compensation is to provide a portion of their compensation on a variable basis to create incentives for them to bring in new customers and/or increase sales to existing customers. We designed the programs to limit the risks that participants will seek to increase their payouts through low-quality sales or short-term revenue accompanied by long-term costs or additional risks by capping the amount of compensation participants may earn under the programs and by not giving the individual participants final authority over which sales are accepted.  We monitor the programs periodically to determine whether our risk-management objectives are being addressed by these features and intend to modify the programs if necessary to reflect changes to our risk profile.

DIRECTOR COMPENSATION

The following table sets forth certain information relating to the compensation for our directors for the last fiscal year other than for Mr. Gliebe, who received no additional compensation for his service as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Stephen M. Burt	$92,500	$125,025	$217,525
Anesa Chaibi	$90,000	$125,025	$215,025
Christopher L. Doerr	$96,000	$125,025	$221,025
Thomas J. Fischer (Chair, Audit Committee)	$105,000	$125,025	$230,025
Dean A. Foate	$92,500	$125,025	$217,525
Henry W. Knueppel	$90,000	$125,025	$215,025
Rakesh Sachdev	$107,500	$125,025	$232,525
Curtis W. Stoelting (Chair, Compensation and Human Resources Committee)	$108,500	$125,025	$233,525
Jane L. Warner (Chair, Corporate Governance and Director Affairs Committee)	$95,000	$125,025	$220,025

(1)            These amounts reflect the full grant date fair value of all stock awards granted during fiscal 2016, computed in accordance with FASB ASC Topic 718.  As of December 31, 2016, none of our non-employee directors held outstanding option awards.  As of December 31, 2016, each of our non-employee directors held 2,177 outstanding restricted shares of common stock.

Our compensation policies for directors are designed to attract and retain the most qualified individuals to serve on the Board in the industry in which we operate.  The equity portion of director compensation is designed to align directors’ interests with shareholders’ interests.  The non-employee directors are paid the following fees:

•                  Annual retainer fee of $90,000 for each director.

•                  Annual retainer fee of $25,000 for the presiding director.

•                  Annual retainer fee of $15,000 for the chair of the Audit Committee; $12,000 for the chair of the Compensation and Human Resources Committee; $10,000 for the chair of the Corporate Governance and Director Affairs Committee; and a $5,000 additional fee for service on more than one committee.

•                  Shares of restricted stock with a value of approximately $125,000 on the grant date.

Each individual non-employee director serving on the Board on April 25, 2016, the date of our 2016 annual shareholders meeting, was awarded 2,177 shares of restricted stock with an effective grant date of May 11, 2016, which was the beginning of the first open window period following the 2016 annual shareholders meeting.  The shares of restricted stock had a grant date fair value of $57.43.

REPORT OF THE COMPENSATION AND
HUMAN RESOURCES COMMITTEE

The Compensation and Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis set forth in this proxy statement with management.  Based on the foregoing review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2016.

This report of the Compensation and Human Resources Committee has been presented by the following named directors currently comprising the Committee: Curtis W. Stoelting (Chairperson), Christopher L. Doerr and Rakesh Sachdev.

COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION

The current members of the Compensation and Human Resources Committee of the Board of Directors are Curtis W. Stoelting (Chairperson), Christopher L. Doerr and Rakesh Sachdev.  There are no interlocks among the Committee members and the Company.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board is currently comprised of three directors, each of whom is independent as defined in the NYSE’s listing standards and SEC rules.  The Audit Committee operates under a written charter adopted by the Board.

The Company’s management is responsible for the Company’s internal controls and the financial reporting process, including the system of internal controls.  The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements with accounting principles generally accepted in the United States.  The Audit Committee’s responsibility is to monitor and oversee this process.

The Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm.  The Audit Committee has discussed with Deloitte & Touche LLP matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees, and Rule 2-07 of SEC Regulation S-X.

The Audit Committee has received from Deloitte & Touche LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.  The Audit Committee considered whether Deloitte & Touche LLP’s provision of non-audit services is compatible with maintaining Deloitte & Touche LLP’s independence.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scopes and plans for their respective audits.  The Audit Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluation of the Company’s internal controls and overall quality of the Company’s financial reporting.

Based on the Audit Committee’s reviews and discussions with management, the internal auditors and the independent registered public accounting firm referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.

This report of the Audit Committee has been presented by the following named directors currently comprising the Committee: Thomas J. Fischer (Chairperson), Stephen M. Burt and Dean A. Foate.

PROPOSAL 2:  ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are seeking an advisory vote of our shareholders on the compensation of our named executive officers, as required by Section 14A of the Securities Exchange Act of 1934, as amended.  Our Board recommends that you vote in favor of a resolution approving the compensation of our named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section and the tables and narrative discussion contained in this Proxy Statement on pages 21 to 66.  Since the vote is advisory in nature, the results will not be binding on our Board or our Compensation and Human Resources Committee.  However, if there is a significant vote against our executive compensation policies and procedures, our Board and our Compensation and Human Resources Committee will carefully evaluate whether any actions are necessary to address those concerns.  When we hold our next advisory vote on the compensation of our named executive officers will depend on the results of Proposal 3, “Advisory Vote on the Frequency of Advisory Votes on the Compensation of Our Named Executive Officers,” and our Board’s determination based on those results.

OUR BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.  UNLESS OTHERWISE INDICATED ON YOUR PROXY, YOUR SHARES WILL BE VOTED “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 3:  ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In addition to the advisory vote on the compensation of our named executive officers, as required by Section 14A of the Securities Exchange Act of 1934, as amended, we are also seeking an advisory vote from our shareholders on a resolution regarding the frequency with which we should provide shareholders with an advisory vote on the compensation of our named executive officers. We are providing shareholders the option of selecting a frequency of every one, two or three years. You may vote for any of these options, or abstain on the matter.  We are required by Section 14A of the Securities Exchange Act of 1934, as amended, to seek this advisory vote every six years and we last did so in 2011, when our shareholders supported a frequency of every year.

Our Board recommends that you vote for a frequency of every year (an annual vote). Our Board believes that an annual vote will promote best governance practices and facilitate our Compensation and Human Resources Committee’s and our management’s consideration of the views of our shareholders in structuring our compensation programs for our named executive officers. We believe that an annual vote will provide our Compensation and Human Resources Committee and our management with more direct input on, and reactions to, our current compensation practices, and better allow our Compensation and Human Resources Committee and our management to measure how they have responded to the prior year’s vote.

Although the vote on the frequency of the advisory vote on the compensation of our named executive officers is also advisory and not binding on our Board or our Compensation and Human Resources Committee, our Board and our Compensation and Human Resources Committee intend to consider the results of this advisory vote in making a determination concerning the frequency of advisory shareholder votes on the compensation of our named executive officers. In voting on this advisory vote on the frequency of the advisory vote on the compensation of our named executive officers, shareholders should be aware that they are not voting “for” or “against” our Board’s recommendation to vote for a frequency of every year for holding future advisory votes on the compensation of our named executive officers. Rather, shareholders will be casting votes to recommend an advisory vote on the compensation of our named executive officers which may be every one, two or three years, or they may abstain entirely from voting on the proposal.

We intend to hold our next advisory vote on the frequency of advisory votes on the compensation of our named executive officers at our annual meeting in 2023.

OUR BOARD RECOMMENDS A VOTE TO CONDUCT AN ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS EVERY YEAR.

PROPOSAL 4:  RATIFICATION OF DELOITTE & TOUCHE LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR 2017

Deloitte & Touche LLP has served as our independent registered public accounting firm since 2002.  The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for 2017, and this selection is being presented to shareholders for ratification.  The Board recommends to the shareholders the ratification of the selection of Deloitte & Touche LLP to audit the financial statements of our company and our subsidiaries for 2017.  Unless otherwise specified, the proxies solicited hereby will be voted in favor of the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2017.

If, prior to the Annual Meeting, Deloitte & Touche LLP declines to act or its engagement is otherwise discontinued by the Audit Committee, the Audit Committee will appoint another independent registered public accounting firm whose engagement for any period subsequent to the Annual Meeting will be subject to ratification by the shareholders at the Annual Meeting.  If the shareholders fail to ratify the appointment of Deloitte & Touche LLP, then the Audit Committee will consider it a direction to select another independent registered public accounting firm for 2017.  Even if the selection is ratified, the Audit Committee, in its discretion, may select a new independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interests of our company and our shareholders. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting to answer appropriate questions and, if they so desire, to make a statement.

Independent Auditor Fees

During the fiscal years ended December 31, 2016 and January 2, 2015, we retained and paid Deloitte & Touche LLP to provide audit and/or other services.  The fees paid to Deloitte & Touche LLP for the years ended December 31, 2016 and January 2, 2015 were as follows:

Audit Fees.  Fees for audit services totaled $5,704,474 in 2016 and $5,581,700 in 2015.  Audit fees included fees and expenses associated with the annual audit, assessment of internal control over financial reporting, the reviews of our quarterly reports on Form 10-Q, and statutory audits required internationally.

Audit-Related Fees.  Fees for audit-related services totaled $76,450 in 2016 and $59,057 in 2015.  Audit-related fees included fees for services in connection with inventory valuation methodology and certain statutory filings.

Tax Fees.  Fees for tax services totaled $1,017,092 in 2016 and $935,505 in 2015.  Tax fees included fees for tax return preparation and reviews, tax consultations and tax advice and planning.

All Other Fees.  There were no such fees paid to Deloitte & Touche LLP in 2016 or 2015.

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm on a case-by-case basis.  The Audit Committee approved 100% of the services described under the general categories of Audit-Related Fees and Tax Fees in 2016.

The Audit Committee does not consider the provision of these non-audit services by the independent registered public accounting firm to be incompatible with maintaining auditor independence.

THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors to file reports of ownership and changes of ownership with the SEC.  The regulations of the SEC require the officers and directors to furnish the Company with copies of all Section 16(a) forms they file.  Based solely on a review of the copies of such forms furnished to us, or written representations that no Form 5 was required to be filed, we believe that, during the fiscal year ended December 31, 2016, all of our directors and executive officers timely complied with the Section 16(a) filing requirements, except for one Form 4 for a director that was filed late as a result of an administrative error.

Delivery of Proxy Materials to Households

As described in the Notice of Internet Availability of Proxy Materials that you received, the Notice of Annual Meeting of Shareholders, this Proxy Statement and our 2016 Annual Report to Shareholders are available online at www.proxyvote.com.

Pursuant to the rules of the SEC, services that deliver our communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of our Notice of Internet Availability of Proxy Materials, 2016 Annual Report to Shareholders and this proxy statement.  Upon oral or written request, we will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials, 2016 Annual Report to Shareholders and this proxy statement to any shareholder at a shared address to which a single copy of each document was delivered.  Shareholders sharing an address may also request delivery of a single copy of the 2016 Annual Report to Shareholders or proxy statement if they are currently receiving multiple copies of such documents. Shareholders may notify the Company of their requests by calling or writing to Thomas E. Valentyn, Vice President, General Counsel and Secretary, Regal Beloit Corporation, 200 State Street, Beloit, Wisconsin 53511, telephone number: (608) 364-8800.

SHAREHOLDER PROPOSALS

Proposals of shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (“Rule 14a-8”) that are intended to be presented at the 2018 annual meeting of shareholders must be received by us no later than November 22, 2017 to be included in our proxy materials for that meeting.

Further, a shareholder who otherwise intends to present business at the 2018 annual meeting otherwise than pursuant to Rule 14a-8 (i.e., a proposal a shareholder intends to present at the 2018 annual meeting, but does not intend to have included in our proxy materials) must comply with the requirements set forth in the Company’s Bylaws. Among other things, to bring business before the 2018 annual meeting, a shareholder must give written notice thereof, complying with the Bylaws, to the Secretary of the Company not less than 45 days and not more than 70 days prior to the first anniversary of the date that this proxy statement was first mailed to shareholders. This proxy statement was first mailed to shareholders on March 22, 2017.  Under the Bylaws, if we do not receive notice of a shareholder proposal submitted (otherwise than pursuant to Rule 14a-8) between January 11, 2018 and February 5, 2018, then the notice will be considered untimely and we will not be required to present such proposal at the 2018 annual meeting.  If the Board nonetheless chooses to present such proposal at the 2018 annual meeting, then the persons named in proxies solicited by the Board for the 2018 annual meeting may exercise discretionary voting power with respect to such proposal.

By Order of the Board of Directors
REGAL BELOIT CORPORATION

Thomas E. Valentyn
Vice President, General Counsel and Secretary

We will furnish to any shareholder, without charge, a copy of our Annual Report on Form 10-K for 2016.  You may obtain a copy of the Form 10-K by writing to Thomas E. Valentyn, Vice President, General Counsel and Secretary, Regal Beloit Corporation, 200 State Street, Beloit, Wisconsin 53511 or on the Company’s website at www.regalbeloit.com.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 28, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. REGAL BELOIT CORPORATION 200 STATE STREET BELOIT, WI 53511-6254 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 28, 2017. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E20686-P89248-Z69609 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. REGAL BELOIT CORPORATION The Board of Directors recommends a vote FOR all director nominees listed below, FOR Proposals 2 and 4 and for 1 YEAR in Proposal 3. Election of Directors 1. The election of directors whose terms would expire in 2018. For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 1a. Christopher L. Doerr Vote on Other Proposals For Against Abstain ! 2 Years ! 3 Years ! Abstain 2. Advisory vote on the compensation of the Company's named executive officers. 1 Year Advisory vote on the frequency of the advisory 1b. Thomas J. Fischer 1c. Mark J. Gliebe 3. ! ! ! ! Abstain 1d. Rakesh Sachdev vote on the compensation of the Company's named executive officers. 1e. Curtis W. Stoelting For Against 4. To ratify the selection of Deloitte & Touche LLP as the independent auditors for the Company for the year ending December 30, 2017. ! ! ! 1f. Jane L. Warner In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. ! For address changes and/or comments, please check this box and write them on the back where indicated. ! Yes ! No Please indicate if you plan to attend this meeting. PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS CARD. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date V.1.1

REGAL BELOIT CORPORATION Dear Shareholder: You are cordially invited to attend the Regal Beloit Corporation Annual Meeting of Shareholders to be held at 9:00 A.M. Central Daylight Time on Monday, May 1, 2017, at the Company's headquarters, 200 State Street, Beloit, WI 53511. The accompanying Notice of Annual Meeting and Proxy Statement contains detailed information as to the formal business to be transacted at the meeting. Whether or not you plan to attend the meeting, it is important that these shares be voted. Accordingly, please complete, sign and date the proxy card attached below and return it in the enclosed postage-paid envelope. In the alternative, you have the option to vote these shares by the Internet or telephone as indicated on the reverse side or by attending the meeting and voting in person. Sincerely, REGAL BELOIT CORPORATION Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E20687-P89248-Z69609 PROXY REGAL BELOIT CORPORATION PROXY FOR ANNUAL MEETING OF SHAREHOLDERS ON MAY 1, 2017 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Mark J. Gliebe and Thomas E. Valentyn or either of them as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of REGAL BELOIT CORPORATION (the "Company") held of record by the undersigned as of the close of business on March 8, 2017 at the Annual Meeting of Shareholders to be held on May 1, 2017, at 9:00 A.M. Central Daylight Time, at the Company's headquarters, 200 State Street, Beloit, WI 53511, or any adjournment or postponement thereof. For Plan Holders: The undersigned, as a named fiduciary for voting purposes, hereby directs Wells Fargo Bank, N.A. as Trustee for Regal Beloit Retirement & Savings Plan ("the Plan") to vote all shares of common stock of Regal Beloit Corporation allocated to my account as of March 8, 2017. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL DIRECTOR NOMINEES LISTED IN ITEM 1, "FOR" THE PROPOSALS IN ITEMS 2 AND 4 AND FOR "1 YEAR" IN PROPOSAL 3. THE PROXIES ARE AUTHORIZED IN THEIR DISCRETION TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF. Please mark, sign, date and return this card promptly using the enclosed envelope. Address Change/Comments: (If you noted any address changes/comments above, please mark corresponding box on reverse side.) Continued and to be signed on Reverse Side V.1.1 SEE REVERSE SIDE SEE REVERSE SIDE